EXHIBIT B-3

                                                        COMPOSITE CONFORMED COPY
                             (incorporating amendments made on 14th April, 2000)


                                   AGREEMENT

                          Dated 27/th/ February, 2000


                              U.S.$4,000,000,000

                      TERM AND REVOLVING CREDIT FACILITY

                                      for

                         POWERGEN US HOLDINGS LIMITED
                                 POWERGEN PLC

                                  arranged by

                            DEUTSCHE BANK AG LONDON
                           DRESDNER KLEINWORT BENSON
                           HSBC INVESTMENT BANK plc
                          J.P. MORGAN SECURITIES LTD.
                                      and
                              WARBURG DILLON READ
                            (a division of UBS AG)

                                     with

                           HSBC INVESTMENT BANK plc

                         as Agent and Swingline Agent


                                 ALLEN & OVERY
                                    London

                                     INDEX

Clause                                                                                                       Page
1.       Interpretation.............................................................................          1
2.       The Facilities.............................................................................         24
3.       Purpose....................................................................................         26
4.       Conditions Precedent.......................................................................         27
5.       Advances...................................................................................         28
6.       Repayment..................................................................................         31
7.       Prepayment and Cancellation................................................................         32
8.       Interest...................................................................................         37
9.       Payments...................................................................................         40
10.      Taxes......................................................................................         43
11.      Market Disruption..........................................................................         46
12.      Increased Costs............................................................................         47
13.      Illegality and Mitigation..................................................................         48
14.      Guarantee..................................................................................         49
15.      Representations and Warranties.............................................................         51
16.      Undertakings...............................................................................         56
17.      Default....................................................................................         65
18.      The Agents and the Arrangers...............................................................         69
19.      Fees.......................................................................................         74
20.      Expenses...................................................................................         75
21.      Stamp Duties...............................................................................         75
22.      Indemnities................................................................................         75
23.      Evidence and Calculations..................................................................         76
24.      Amendments and Waivers.....................................................................         77
25.      Changes to the Parties.....................................................................         78
26.      Disclosure of Information..................................................................         81
27.      Set-off....................................................................................         82
28.      Pro Rata Sharing...........................................................................         82
29.      Severability...............................................................................         83
30.      Counterparts...............................................................................         83
31.      Notices....................................................................................         83
32.      Language...................................................................................         85
33.      Governing Law..............................................................................         85

Schedule                                                                                                   Page
1.       Part I - Banks and Commitments.............................................................         86
         Part II - Swingline Banks and Swingline Commitments........................................         87
2.       Conditions Precedent Documents.............................................................         88
         Part I - To be Delivered before the First Utilisation......................................         88
         Part II - To be Delivered by an Additional Borrower........................................         90
         Part III - To be Delivered by an Additional Guarantor......................................         91
3.       Calculation of the Mandatory Cost..........................................................         93
4.       Form of Request............................................................................         96
5.       Forms of Accession Documents...............................................................         98
         Part I - Novation Certificate..............................................................         98
         Part II - Borrower Accession Agreement.....................................................        100
         Part III - Guarantor Accession Agreement...................................................        101
         Part IV - Form of Borrower Novation Agreement..............................................        102
6.       Form of Confidentiality Undertaking........................................................        104
7.       Approved Investment Guidelines.............................................................        105
8.       Libra Foreign Utility Companies............................................................        106

Signatories.........................................................................................        107

                                                                  Exhibit 99.B-3

THIS AGREEMENT is dated 27th February, 2000 and made BETWEEN:

(1) POWERGEN US HOLDINGS LIMITED (Registered number 3757718) (the "Company") and POWERGEN plc (Registered number (3586615) as original borrowers (the "Original Borrowers");

(2) POWERGEN plc (Registered number3586615) and POWERGEN US HOLDINGS LIMITED (Registered number 3757718) as original guarantors (the "Original Guarantors");

(3) DEUTSCHE BANK AG LONDON, DRESDNER KLEINWORT BENSON, HSBC INVESTMENT BANK plc, J.P. MORGAN SECURITIES LTD. and WARBURG DILLON READ (a division of UBS AG) as arrangers (in this capacity the "Arrangers");

(4)     THE FINANCIAL INSTITUTIONS listed in Schedule 1 as Banks;

(5)     HSBC INVESTMENT BANK plc as agent (in this capacity the "Agent"); and

(6) HSBC INVESTMENT BANK plc as swingline agent (in this capacity the "Swingline Agent").

IT IS AGREED as follows:

1.      Interpretation

1.1     Definitions

        In this Agreement:

        "Acquisition"

        means the acquisition directly or indirectly (whether by one transaction or by a series of related transactions) of any interest whatsoever in the share capital (or equivalent) or the business or undertaking (including without limitation, any franchise rights) or assets constituting a separate business or undertaking or interest in a business or undertaking of any company or other person.


        "Additional Borrower"

        means any wholly-owned Subsidiary of the Company approved in writing by all the Banks which becomes a Borrower in accordance with Clause 25.4 (Additional Borrowers).

        "Additional Guarantor"

        means a member of the Group which becomes a Guarantor in accordance with Clause 25.5 (Additional Guarantors).

        "Advance"

        means a Tranche A Advance (including a Term-out Advance), a Tranche B Advance, a Swingline Advance or a Tranche C Advance.

        "Affiliate"

        means a Subsidiary or a Holding Company of a person and any other Subsidiary of that Holding Company.

        "Agent's Spot Rate of Exchange"

        means the spot rate of exchange as determined by the Agent for the purchase of the relevant Optional Currency in the London foreign exchange market with U.S. Dollars at or about 11 a.m. on a particular day.

        "Agreed Percentage"

        means in relation to a Bank and a Swingline Advance, the amount of its Tranche B Commitment expressed as a percentage of the Tranche B Total Commitments.

        "Anniversary"

        means an anniversary of the Signing Date.

        "Approved Investment Guidelines"

        means the investment guidelines set out in Schedule 7.

        "Asset Disposal"

        means any single disposal of any assets on arm's length terms (including but not limited to a disposal of any Subsidiary or Affiliate and any issue of equity share capital by a member of the Group) by any member of the Group after the Signing Date other than a disposal of assets permitted under paragraphs (a), (b), (e), (f), (g) or (h) of Clause 16.8 (Disposals). An issue of equity share capital by a member of the Group will not be counted as an Asset Disposal if the issue is:

        (a) by the Parent to a person who is not a wholly owned member of the Group; or

        (b) in consideration of a transfer of assets to the member of the Group issuing the shares; or

        (c) by a non wholly owned Subsidiary of the Parent where the shares are offered to all the shareholders in the Subsidiary in proportion to their respective shareholdings at the date of the offer.

        "Banks"

        means those financial institutions listed in Schedule 1 and their respective successors and assigns which are for the time being participating in the Facilities.

        "Borrower"

        means:

        (a)    in relation to Tranche A and Tranche C, the Company; and

        (b) in relation to Tranche B, an Original Borrower or an Additional Borrower.

        "Borrower Accession Agreement"

        means a letter substantially in the form of Part II of Schedule 5 with such amendments as the Agent may approve or reasonably require.

        "Borrowers' Agent"

        means the Company (registered no.3757718).

        "Borrowings"

        means any indebtedness in respect of the following:

        (a) moneys borrowed and debit balances at banks and other financial institutions;

        (b) the Secretary of State dated 2nd November, 1990 relating to certain clawback rights arising on certain disposals of property by PowerGen UK plc within a specified period), bond, note, loan stock or other security;

        (c) any acceptance under any acceptance credit facility opened by a bank or other financial institution;

        (d) the sale or discounting of receivables (except to the extent that such sale or discounting is on a non-recourse basis);

        (e) any lease which the Parent accounts for as a finance lease as such term is described in the Statement of Standard Accounting Practices No. 21 (or any successor statement);

        (f) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in sub-paragraph (b) above;

        (g) for the purposes of Clause 17.5 (Cross-default) only, interest rate swaps, currency swaps (including spot and forward exchange contracts), caps, collars, floors and similar obligations (but, for the avoidance of doubt, excluding any Contracts for Differences); and

        (h) any guarantee, indemnity and/or other form of assurance against financial loss by any member of the Group in respect of any indebtedness of any person of a type referred to in sub-paragraphs (a) to (g) above (in the case of (g), for the purposes of Clause 17.5 only), and any amount outstanding in a currency other than U.S. Dollars is to be taken into account at its U.S. Dollar equivalent calculated on the basis of the Agent's Spot Rate of Exchange on the day the relevant amount falls to be calculated. However:

        (i) in the case of Borrowings evidenced or issued by way of deep discount debentures or instruments only an amount attributable to the principal element thereof shall be taken as a Borrowing which, if such debenture or instrument fell to be repayable at the relevant time, would be repayable;

        (ii) indebtedness owing by one member of the Group to another member of the Group shall not be taken into account as Borrowings;

        (iii) indebtedness incurred in connection with the securitisation of lease receivables of any member of the Group whose principal business is the provision of leasing services shall not be taken into account as Borrowings; and

        (iv) (for all purposes of this Agreement (other than Clause 17.5 (Cross-default)) except to the extent otherwise included in sub-paragraphs (a) to (h) above), Borrowings of any member of the Group will include an amount equal to any Borrowings incurred by any entity in order to finance a securitisation of assets of that member of the Group.

        "Business Day"

        means:

        (a) a day (other than a Saturday or Sunday) on which banks are open for general interbank business in:

               (i) London in relation to the day any Request (other than for Swingline Advances) is made and, unless (b) below applies, for any other purpose; and

               (ii) if a payment is required in an Optional Currency (except euros or Sterling) or U.S. Dollars the principal financial centre of the country of such Optional Currency or, as the case may be, New York;

        (b) in relation to a payment or rate fixing in or other matter relating to euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) is operating.

        "Capital Markets Issue"

        means any Borrowing by or guaranteed by any member of the PowerGen US Group by way of the issue of bonds, notes, debentures or other similar securities (whether or not convertible) raised in the international or domestic capital markets, but excluding:

        (a)    any issue made by a member of the Libra Group;

        (b) any issue which is convertible into equity of the Parent only upon completion of an Acquisition and, pending such completion, any proceeds of that issue are deposited in an account kept separate from the assets of the relevant issuer; and

        (c)    any issuance of U.S or euro commercial paper.

        "Cash Disposal"

        means an Asset Disposal, the consideration for which is substantially cash or cash equivalent consideration, payable upon completion of the disposal, where substantially all of such cash or cash equivalent consideration is used to finance prepayments under this Agreement in accordance with Clause 7.5 (Mandatory reduction from Cash Disposals and Capital Market Issues).

        "Clean-up Period"

        means the period starting on the Libra Merger Completion Date and ending on the day which is 90 days after the Libra Merger Completion Date.

        "Commitment"

        means, in respect of a Bank, the aggregate of its Tranche A Commitment, its Tranche B Commitment (including its Swingline Commitment, if applicable) and, its Tranche C Commitment, in each case to the extent not cancelled or reduced under this Agreement.

        "Contracts for Differences"

        means any contract which provides for the payment of the difference in relation to a specified quantity of electricity between a price specified in the contract and the price specified for electricity in accordance with the pool rules (as determined in accordance with the Pooling and Settlement Agreement or any other similar agreement).

        "Controlled Group"


        "Dangerous Substance"

        means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which, taking into account the concentrations and quantities present and the manner in which it is being used or handled, it is reasonably foreseeable will cause harm to man or any other living organism or damage to the Environment including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

        "Default"

        means an Event of Default or an event which, with the giving of notice, determination of materiality or expiry of any grace period specified in Clause 17 (Default) (or any combination of the foregoing), would constitute an Event of Default.

        "Drawdown Date"

        means the date for the making of an Advance.

        "Electricity Act"

        means the Electricity Act 1989 and, unless the context so requires, all subordinate legislation made pursuant thereto.

        "EMU"

        means Economic and Monetary Union as contemplated by the Treaty.

        "EMU legislation"

        means legislative measures of the European Council in relation to EMU.

        "Energy Laws"

        means the Electricity Act and all other laws, regulations or requirements of any relevant authority (in so far as such regulations or requirements have the force of law) relating to the transmission, distribution or supply of electricity or any other sources of energy in each jurisdiction in which the Parent or any of its Subsidiaries carries on business at any time.

        "Environment"

        means the media of air, water and land (wherever occurring) and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata.

        "Environmental Approvals"

        means all authorisations of any kind required under Environmental Laws to which any member of the Group is subject at any time.

        "Environmental Law"

        means all legislation, regulations or orders (insofar as such regulations or orders have the force of law) to the extent that it relates to the protection or impairment of the Environment or the control of Dangerous Substances (whether or not in force at the date of this Agreement) which are capable of enforcement in any applicable jurisdiction by legal process.

        "ERISA"

        means the United States Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate"

        means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under section 414 of the United States Internal Revenue Code of 1986, as amended. When any provision of this Agreement relates to a past event, the term "ERISA Affiliate" includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

        "euro" or "euros"

        means the single currency of the Participating Member States.

        "euro unit"

        means a unit of the euro as defined in EMU legislation.

        "Event of Default"

        means an event specified as such in Clause 17 (Default).

        "Facility"

        means any of the facilities to draw Tranche A Advances, Tranche B Advances, Swingline Advances or Tranche C Advances referred to in sub-clauses 2.1(a), (b), (c) and (d) (Facilities) respectively.

        "Facility Office"

        means the office(s) notified by a Bank to the Agent:

        (a)    on or before the date it becomes a Bank; or

        (b)    by not less than five Business Days' notice,

        as the office(s) through which it will perform all or any of its obligations under this Agreement.

        "Federal Funds Rate"

        means, on any day, the rate per annum determined by the Swingline Agent to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) at or about 1.00 p.m. (New York City time) on that day.

        "Fee Letters"

        means each letter dated the Signing Date:

        (a)    between the Agent and the Company; and

        (b)    between the Arrangers, the Company and the Parent,

        in each case setting out the amount of various fees referred to in Clause 19 (Fees).

        "FICO"

        means Financial Intermediaries and Claims Office of the Inland Revenue in the United Kingdom.

        "Final Maturity Date"

        means the fifth Anniversary, subject to Clause 7 (Prepayment and Cancellation).

        "Finance Document"

        means this Agreement, a Fee Letter, a Novation Certificate, a Borrower Accession Agreement, a novation agreement entered into as contemplated by Clause 7.6(b)(iii)

        (Changes to Borrowers), a Guarantor Accession Agreement or any other document designated as such by the Agent and the Borrowers' Agent.

        "Finance Party"

        means an Arranger, a Bank, the Agent or the Swingline Agent.

        "First Drawdown Date"

        means the date the first Advance is drawn down under this Agreement (other than an Advance made under Clause 4.1(b) (Documentary Conditions Precedent)).

        "GPEC"

        means Gujarat PowerGen Energy Corporation (a Subsidiary of the Parent incorporated in India).

        "Group"

        means the Parent and its Subsidiaries.

        "Guarantor"

        means an Original Guarantor or an Additional Guarantor.

        "Guarantor Accession Agreement"

        means a deed substantially in the form of Part III of Schedule 5 with such amendments as the Agent may approve or reasonably require.

        "Holding Company"

        means, in relation to a person, an entity of which that person is a Subsidiary.

        "Interest Date"

        means the last day of an Interest Period.

        "Interest Period"

        in respect of a Tranche C Advance or a Term-out Advance, has the meaning given to it in Clause 8.1 (Selection of Interest Periods for Tranche C Advances and Term-out Advances) or, in respect of overdue amounts, Clause 8.4 (Default interest).

        "LIBOR"

        means in relation to any Advance (other than a Swingline Advance) or unpaid sum, the rate determined by the Agent to be:

        (a) the rate per annum of the offered quotation for deposits in the currency of the relevant Advance or unpaid sum for a period equal or comparable to the required period in an amount comparable to the Advance or unpaid sum which appears on Telerate Page 3750 or Telerate Page 3740 (as appropriate) at or about 11.00 a.m. on the applicable Rate Fixing Day; or

        (b) if the rate cannot be determined under paragraph (a) above, or in the case of an Advance (or Advances drawn down or rolled over on the same day) exceeding U.S.$3,000,000,000 or equivalent (other than Advances made on the First Drawdown Date), the rate expressed as a percentage determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates notified to the Agent by each of the Reference Banks quoting (provided that at least two Reference Banks are quoting) as the rate at which it is offering deposits in the currency of the Advance or unpaid sum and for the required period in an amount comparable to the Advance or unpaid sum to prime banks in the London interbank market at or about 11.00 a.m. on the Rate Fixing Day for such period, and for the purpose of this definition:

        (i) "required period" means the applicable Interest Period for a Tranche C Advance or Term-out Advance, the Term of such Advance for Tranche A Advances (except Term-out Advances) and Tranche B Advances, or the period in respect of which LIBOR falls to be determined in relation to such unpaid sum; and

        (ii) "Telerate Page 3750" means the display designated as Page 3750, and "Telerate Page 3740" means the display designated as Page 3740, in each case on the Telerate Service (or such other pages as may replace page 3750 or Page 3740 on that service or such other service as may be nominated by the British Bankers' Association (including the Reuters Screen) as the information vendor for the purposes of displaying British Bankers' Association Interest Settlement Rates for deposits in the currency concerned).

        "Libra "

        means LG & E Energy Corp.

        "Libra Group"

        means Libra and its Subsidiaries.

        "Libra Merger Completion Date"

        means the date specified in the certificate in relation to the Merger delivered to the Agent as referred to in paragraph 5(c) of Part 1 of
        Schedule 2 (Condition Precedent Documents).

        "Licence"

        means each licence or other similar authorisation granted by any relevant U.S. or UK authority to a member of the Group carrying on business in the United Kingdom or United States pursuant to any Energy Law or otherwise to permit it to carry out generation, transmission, distribution or supply of electricity.

        "Majority Banks"

        means, at any time, Banks the sum of the aggregate Original Dollar Amount of whose Advances and undrawn Commitments at that time aggregate more than 66 2/3 per cent. of the sum of the aggregate Original Dollar Amount of all Advances then outstanding and the then undrawn Total Commitments (or if the Total Commitments have been reduced to zero and there are no Advances then outstanding, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction).

        "Mandatory Cost"

        means in relation to an Advance (other than a Swingline Advance), the cost (if any) of compliance with the cash ratio deposit requirements of the Bank of England and the amount of fees (if any) payable to the Financial Services Authority during its Term or Interest Period, determined in accordance with Schedule 3.

        "Margin"

        means at any time the percentage rate per annum determined at such time to be the Margin in accordance with Clause 8.6 (Margin and commitment fee).

        "Maturity Date"

        means:

        (a) in relation to an Advance (other than a Tranche C Advance or a Term-out Advance) the last day of the Term of that Advance; and

        (b) in relation to a Term-out Advance, the date falling 30 months after the Signing Date.

        "Merger"

        means the merger of an indirect wholly owned Subsidiary of the Company (to be formed and incorporated in Kentucky) with and into Libra pursuant to the Merger Agreement as a result of which the Parent will indirectly acquire all the common stock of Libra.

        "Merger Agreement"

        means the Agreement and Plan of Merger between, inter alia, the Parent and Libra in substantially the form provided to the Agent prior to signing this Agreement.

        "Moody's"

        means Moody's Investors' Services, Inc.

        "Multi-Employer Plan"

        means a "multiemployer plan" within the meaning of section 3(37) or 4001(a)(3) of ERISA.

        "national currency unit"

        means the unit of currency (other than a euro unit) of a Treaty Country.

        "Net Available Proceeds"

        means:

        (a) in relation to any Cash Disposal or Capital Markets Issue, such part of the Net Cash Proceeds or, as the case may be, Net Capital Market Proceeds as any Borrower is able lawfully to apply in prepayment of Advances and, in the case of any such disposal or issue effected by any member of the Group other than a Borrower, such part of the Net Cash Proceeds thereof as:

               (i) such member of the Group would be able to make available in accordance with all applicable laws and regulations, directly or indirectly, to any Borrower to enable it to make such application;

               (ii)    that the Borrower is able lawfully to so apply; and

               (iii) in the case of a disposal or issue outside the United Kingdom or the United States, the Parent has determined in good faith can be repatriated to a Borrower in order to apply the same in prepayment of Advances without breaching any relevant exchange control or similar restrictions in the country where the Net Cash Proceeds are received or receivable by the relevant member of the Group, provided that in each case the relevant member of the Group takes all steps that are reasonably open to it to obtain any exchange control clearance or other consents, permits, authorisations or licences which are required to enable the Net Cash Proceeds or, as the case may be, Net Capital Market Proceeds to be repatriated to, and applied by, a Borrower in order to effect such a prepayment or such other steps as the Majority Banks may reasonably require to make the Net Cash Proceeds or, as the case may be, Net Capital Market Proceeds available for this purpose; or

        (b) in relation to any Asset Disposal other than a Cash Disposal, an amount equal to the fair market value (as certified by two senior officers of the Parent) of the relevant asset disposed of.

        "Net Capital Market Proceeds"

        means, in relation to any one or more Capital Markets Issues, the cash proceeds (net of all fees and expenses) of such Capital Markets Issue actually received by the member of the PowerGen US Group concerned.

        "Net Cash Proceeds"

        means, in relation to any Cash Disposal, the cash proceeds of such disposal actually received by the member of the Group concerned including, as at the date of actual receipt thereof, any deferred consideration or consideration which is received, for whatever reason, otherwise than at the time of such disposal, less:

        (a) all legal, title, registration and recording taxes and expenses, commissions, costs, fees and expenses incidental to, incurred on and fairly attributable to, that Asset Disposal;

        (b) such amount as the auditors to the Parent shall consider reasonable as provision against the marginal increase in the liability of any member of the Group to pay any tax arising as a result of that Asset Disposal as certified to the Agent by those auditors;

        (c) in the case of a disposal effected by a Subsidiary of the Parent, such provision as the Parent shall consider reasonable for all costs and taxes incurred by the Group and fairly attributable to up-streaming the cash proceeds or making any distribution in connection therewith to enable them to reach a Borrower (including, without limitation, the repayment of Borrowings related to the assets the subject of the Asset Disposal which are required to be repaid in order to complete the Asset Disposal), but if the Majority Banks require such provision to be reviewed by the auditors of the Parent from time to time, only if and to the extent that the auditors confirm the same;

        (d) in the case of a disposal of a Subsidiary, net cash which was shown in the accounts of the Subsidiary concerned and demonstrated to the satisfaction of the auditors of the Parent from time to time to have been relied upon by the purchaser in making its decision to purchase the Subsidiary and in fixing the purchase price therefor;

        (e) any amount paid by the Group to top up an underfunded pension scheme in a Subsidiary or business disposed of to the extent necessary to facilitate the disposal;

        (f) any amount required to be paid by the Group to the proprietor of any intellectual property rights (including intellectual property licences) related to the assets disposed of where such payment is required to enable such intellectual property rights to be transferred with such assets to the extent necessary to facilitate the disposal;

        (g) in the case of a disposal of a Subsidiary where liabilities to third parties are assumed by other members of the Group as part of the consideration for the sale of that Subsidiary, such amount of the consideration received by the Group which is fairly attributable to that assumption; and

        (h) in the case of a disposal by a Subsidiary that is not a wholly owned Subsidiary of the Parent, the pro rata share of such cash proceeds attributable to the minority interests in that Subsidiary.

        "New York Business Day"

        means a day (other than a Saturday or Sunday) on which banks are open for business in New York.

        "Novation Certificate"

        has the meaning given to it in Clause 25.3(a)(i) (Procedure for novations).

        "Obligor"

        means a Borrower or a Guarantor.

        "Optional Currency"

        means, in relation to any Advance or proposed Advance (other than a Swingline Advance), Sterling, Yen, euros and any currency other than U.S. Dollars which is readily available and freely transferable in the London foreign exchange market in sufficient amounts to fund that Advance.

        "Original Group Accounts"

        means the audited consolidated accounts of the Group for the year ended 3rd January, 1999.

        "Original Dollar Amount"

        means:

        (a)    the principal amount of an Advance denominated in U.S Dollars; or

        (b) the principal amount of an Advance denominated in any other currency, translated into U.S. Dollars on the basis of the Agent's Spot Rate of Exchange on the date of receipt by the Agent of the Request for that Advance.

        "Parent"

        means PowerGen plc (Registered Number3586615).

        "Party"

        means a party to this Agreement.

        "PBGC"

        means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor.

        "Permitted Security Interest"

        means:

        (a) any Security Interest created or outstanding with the prior written consent of the Majority Banks or securing amounts outstanding under the Finance Documents; or

        (b) any lien arising by operation of law or contained in a contract for the sale of goods or supply of services entered into in the ordinary course of trade of the company creating the same; or

        (c) any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs or expenses where any member of the Group is prosecuting or defending such action in the bona fide interests of the Group; or

        (d) any Security Interest created pursuant to any order of attachment, distraint, garnishee order or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings; or

        (e) any Security Interest which arises in connection with any cash management or netting arrangements made between any banks or financial institution and any member or members of the Group; or

        (f) any Security Interest arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired by a member of the Group in the ordinary course of its business; or

        (g) any Security Interest over any assets (or documents of title thereto) acquired by a member of the Group after the date of this Agreement (or over the assets of any person that is acquired by and becomes a member of the Group after the Signing Date) provided that:

               (i) any such Security Interest is in existence before such acquisition and is not created in contemplation of such acquisition; and

               (ii) the amount secured by such Security Interest does not exceed, at any time, the maximum amount secured or agreed to be secured thereby (in accordance with the terms, as in force at the date of the acquisition of the asset or person concerned, on which such Security Interest was created) as at the date of acquisition; and

               (iii) such Security Interest is discharged within six months of the acquisition in question.


        "Plan"

        means an "employee benefit plan" within the meaning of section 3(3) of ERISA maintained by an Obligor or any ERISA Affiliate currently or at any time within the last five years, or to which an Obligor or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

        "Pooling and Settlement Agreement"

        means an agreement dated 30th March, 1990 (as subsequently amended) made by PowerGen UK plc with The National Grid Company plc and others for the supply of electricity.

        "PowerGen UK Group"

        means PowerGen UK plc and its Subsidiaries, or if any other entity becomes (a) a Holding Company of PowerGen UK plc and (b) a Subsidiary of the Parent, but not (c) a Holding Company of the Company, that entity and its Subsidiaries.

        "PowerGen UK plc"

        means PowerGen UK plc (Registered number (2366970)).

        "PowerGen US Group"

        means the Parent and its Subsidiaries excluding any member of the PowerGen UK Group.

        "Primary Syndication Period"

        means the period ending on the earlier of:

        (i) the date the Arrangers notify the Borrowers' Agent that general syndication of the Facilities is completed; and

        (ii)   30th June, 2000.

        "Prime Rate"

        means the prime commercial lending rate for U.S. Dollars from time to time announced by the Swingline Agent. Each change in the interest rate on a Swingline Advance which results from a change in the Prime Rate becomes effective on the day on which the change in the Prime Rate becomes effective.

        "Principal Subsidiary"

        means:

        (a)    PowerGen UK plc; or

        (b) PowerGen Energy plc (formerly called East Midlands Electricity plc) (Registered number 2366923) for so long as it is a member of the Group; or

        (c)    any other Subsidiary of the Parent (except GPEC):

               (i) whose net profits (before taxation and before extraordinary items and any taxation relating thereto) are 10 per cent. or more of the consolidated net profits of the Group (before taxation and before extraordinary items and any taxation relating thereto); or

               (ii) whose gross assets are 10 per cent. or more of the consolidated gross assets of the Group; or

               (iii) whose Net Assets are 10 per cent. or more of the consolidated Net Assets of the Group, or

        (d)    any other Subsidiary of Libra:

               (i) whose net profits (before taxation and before extraordinary items and any taxation relating thereto) are 10 per cent. or more of the consolidated net profits of the Libra Group (before taxation and before extraordinary items and any taxation relating thereto);

          (ii) whose gross assets are 10 per cent. or more of the consolidated gross assets of the Libra Group; or

          (iii) whose Net Assets are 10 per cent. or more of the consolidated Net Assets of the Libra Group,

          all as shown (in the case of any Subsidiary) in its most recent annual accounts and (in the case of the Group or the Libra Group) in the most recent annual consolidated accounts of the Group or the Libra Group (as the case may be) after, for this purpose, deducting from each set of figures amounts attributable to minorities and for this purpose "Net Assets" in relation to any Subsidiary means its total assets less its total liabilities and in relation to the Group or the Libra Group means the total assets of the Group or the Libra Group (as the case may be) less its total liabilities.

     "Project Finance Borrowing"

     means any Borrowing to finance a project:

     (a) which is made by a single purpose company (whether or not a member of the Group) whose principal assets and business are constituted by that project and whose liabilities in respect of the Borrowing concerned are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support from any member of the Group (exceeding in all cases in aggregate (Pounds)25,000,000 or its equivalent for any one project) except security over the shares in that company or as expressly referred to in paragraph (b)(iii) below; or

     (b) in respect of which the person or persons making such Borrowing available to the relevant borrower (whether or not a member of the Group) have no recourse whatsoever to any member of the Group (exceeding in all cases in aggregate (Pounds)25,000,000 or its equivalent for any one project) for the repayment of or payment of any sum relating to such Borrowing other than:

          (i) recourse to the borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such project; and/or

          (ii) recourse to the borrower for the purpose only of enabling amounts to be claimed in respect of that Borrowing in an enforcement of any Security Interest given by the borrower over the assets comprised in the project (or given by any shareholder in the borrower over its shares in the borrower) to secure that Borrowing or any recourse referred to in
                 (iii) below, provided that (A) the extent of such recourse to the borrower is limited solely to the amount of any recoveries made on any such enforcement, and (B) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Borrowing, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of the borrower or any of its assets (save for the assets the subject of such Security Interest); and/or

           (iii) recourse to such borrower generally, or directly or indirectly to a member of the Group under any form of completion guarantee, assurance or undertaking, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; or

     (c) which is made by GPEC (whether or not any other member of the Group provides any guarantee or other support for or in respect of GPEC's obligations) provided the aggregate principal amount of Borrowings by GPEC does not exceed (Pounds)240,000,000 or its equivalent; or

     (d) which the Majority Banks shall have agreed in writing to treat as a Project Finance Borrowing for the purposes of the Finance Documents.

     "PTR Scheme"

     means the Provisional Treaty Relief Scheme operated by FICO since September 1999 and includes any modifications or republications thereof from time to time.

     "PUHCA"

     means United States of America Public Utility Holding Company Act of 1935, as amended.

     "Qualifying Bank"

     means a bank or financial institution which is:

     (a) a bank as defined in Section 840A of the Income and Corporation Taxes Act 1988 which is within the charge to corporation tax as regards any interest received by it under this Agreement and which is beneficially entitled to that interest; or

     (b) resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has an appropriate double taxation treaty under which that institution is entitled to exemption from United Kingdom tax on interest and is entitled to apply under the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 to have interest paid to its Facility Office without withholding or deduction for or on account of United Kingdom taxation (and does not carry on business in the United Kingdom through a permanent establishment with which the investments under this Agreement in respect of which the interest is paid is effectively connected) and for this purpose "double taxation treaty" means any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains.

     "Rate Fixing Day"

     means:

     (a)   the Drawdown Date for an Advance denominated in Sterling; or

     (b) the second Business Day before the Drawdown Date for an Advance denominated in an Optional Currency (or, in the case of a Tranche C Advance or Term-out Advance, the second Business Day before the first day of each applicable Interest Period).

     "Reference Banks"

     means, subject to Clause 25.6 (Reference Banks), the principal London offices of Dresdner Bank AG, HSBC Bank plc and UBS AG.

     "Regulations T, U and X"

     means, respectively, regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

     "Reportable Event"

     means any of the events set forth in section 4043 of ERISA or the related regulations.

     "Request"

     means a request made by a Borrower to utilise a Facility, substantially in the form of Schedule 4 (or in such other form as may be agreed by the Agent).

     "Requested Amount"

     means the Original Dollar Amount of an Advance requested in a Request.

     "Reserve Asset Costs"

     means:

     (a)   in relation to any Advance for any period, Mandatory Cost;

     (b) in relation to any Advance for any period, the cost, if any, certified in reasonable detail by a Bank to the Agent as the cost to it of complying with the reserve asset and other regulatory requirement of the European Central Bank in relation to that Advance or any class of loans of which that Bank's participation in that Advance forms part;

     (c) in relation to any Advance denominated in U.S. Dollars to a Borrower incorporated in the United States made available by a Bank incorporated in the United States or lending through a Facility Office located in the United States or by a branch in the United States of a non-United States incorporated Bank, the cost, if any, notified by that Bank to the Agent as the cost to it attributable to such Advance of complying with Regulation D of the Board of Governors of the Federal Reserve;

     (d) in relation to an Advance denominated in any currency (other than Sterling), the cost, if any, certified in reasonable detail by any Bank as the cost to it of complying with any applicable regulatory or central bank requirement relating to participations in Advances in that currency made through a branch in the jurisdiction of the relevant currency, but no Bank is entitled to receive an amount under more than one of the above paragraphs in respect of the same Advance for the same period unless there is a change in, or introduction of, any relevant law or regulation after the Signing Date.

     "Rollover Advance"

     means any Tranche A Advance or Tranche B Advance requested under this
     Agreement:

     (a) in respect of which the Drawdown Date is the last day of the Term in respect of any outstanding Tranche A Advance or Tranche B Advance;

     (b) which is denominated in the same or a legally equivalent currency as that outstanding Tranche A Advance or Tranche B Advance; and

     (c) the amount of which is equal to or less than the amount of that outstanding Tranche A Advance or Tranche B Advance.

     "S&P"

     means Standard & Poor's Corporation.

     "SEC"

     means the United States Securities and Exchange Commission.

     "Security Interest"

     means any mortgage, pledge, lien, charge, assignment by way of security or subject to a proviso for redemption, hypothecation or other security interest.

     "Signing Date"

     means the date of this Agreement.

     "Subsidiary"

     means:

     (a) a subsidiary within the meaning of Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989; and

     (b) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985 (as inserted by Section 21 of the Companies Act 1989).

     "Swingline Advance"

     means an advance made or to be made to a Borrower under the Swingline Facility.

     "Swingline Affiliate"

     means, in relation to a Bank, any Swingline Bank that is an Affiliate of that Bank and which is notified to the Agent and the Swingline Agent by that Bank in writing to be its Swingline Affiliate.

     "Swingline Bank"

     means, subject to Clause 25.2 (Transfers by Banks), a Bank listed in Part II of Schedule 1.

     "Swingline Commitment"

     means in respect of a Swingline Bank, the amount in U.S. Dollars set opposite its name in Part II of Schedule 1 to the extent not cancelled, reduced or transferred under or in accordance with this Agreement.

     "Swingline Facility"

     means the committed U.S. Dollar swingline facility, forming part of Tranche B, referred to in Clause 2.1(c) (Facilities).

     "Swingline Rate"

     means, on any day, the higher of:

     (a)   the Prime Rate; and

     (b)   the aggregate of the Federal Funds Rate and 0.50 per cent. per annum,

     on that day.

     "Swingline Total Commitments"

     means the aggregate for the time being of the Swingline Commitments, being U.S.$400,000,000 at the date of this Agreement.

     "Term"

     means the period selected by a Borrower in a Request for which the relevant Tranche A Advance (except a Term-out Advance), Tranche B Advance or Swingline Advance is to be outstanding.

     "Term-out Advance"

     means a Tranche A Advance, if any, drawn under Clause 6.1(b) (Repayment of Tranche A Advances).

     "Total Commitments"

     means the aggregate of the Tranche A Total Commitments, Tranche B Total Commitments (including the Swingline Total Commitments) and Tranche C Total Commitments from time to time.

     "Tranche A Advance"

     means an advance made to the Company under Tranche A.

     "Tranche A Availability Period"

     means in relation to a Bank the period from the Signing Date up to and including the date which is one year less one day after the Signing Date or such later date as that Bank may agree under Clause 5.9 (Extension of Tranche A Availability Period).

     "Tranche A Commitment"

     means, in respect of a Bank, the amount in U.S. Dollars set opposite the name of that Bank in Column 1 of Part I of Schedule 1 to the extent not cancelled, reduced or transferred under or in accordance with this Agreement.

     "Tranche A Term Date"

     means the last day of the Tranche A Availability Period applicable to a Bank or, if that day is not a Business Day, the preceding Business Day.

     "Tranche A Term-out Option"

     means the option available to the Company to draw Term-out Advances under Tranche A pursuant to Clause 6.1(b) (Repayment of Tranche A Advances).

     "Tranche A Total Commitments"

     means the aggregate for the time being of the Tranche A Commitments, being U.S.$1,500,000,000 at the date of this Agreement.

     "Tranche B Advance"

     means an advance made to a Borrower under Tranche B.

     "Tranche B Availability Period"

     means the period from and including the Signing Date to and including the Final Maturity Date.

     "Tranche B Commitment"

     means, in respect of a Bank, the amount in U.S. Dollars set opposite the name of that Bank in Column 2 of Part I of Schedule 1 to the extent not cancelled, reduced or transferred under or in accordance with this Agreement.

     "Tranche B Total Commitments"

     means the aggregate for the time being of the Tranche B Commitments, being U.S.$1,000,000,000 at the date of this Agreement (up to U.S.$400,000,000 of which is available under the Swingline Facility).

     "Tranche C Advance"

     means an advance made to the Company under Tranche C.

     "Tranche C Commitment"

     means, in respect of a Bank, the amount in U.S. Dollars set opposite the name of that Bank in Column 3 of Part I of Schedule 1 to the extent not cancelled, reduced or transferred under or in accordance with this Agreement.

     "Tranche C Commitment Period"

     means the period from and including the Signing Date to and including the second Anniversary.

     "Tranche C Total Commitments"

     means the aggregate for the time being of the Tranche C Commitments, being U.S.$1,500,000,000 at the date of this Agreement.

     "Treaty"

     means the Treaty Establishing the European Community being the Treaty of Rome of 25th March, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7th February, 1992 and came into force on 1st November, 1993), as amended from time to time.

     "Treaty Country"

     means each state described as a participating Member State in any EMU legislation, whether in the first wave or subsequently.

     "UK" or "United Kingdom"

     means the United Kingdom of Great Britain and Northern Ireland.

     "U.S." or "United States"

     means the United States of America.

     "U.S. Code"

     means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time in effect.

     "U.S. Obligor"

     means any Obligor which is incorporated in the United States.

          "U.S. Regulated Entity"

          means Louisville Gas and Electric Company or Kentucky Utilities
          Company.

          "U.S. Regulated Group"

          means a U.S. Regulated Entity and its Subsidiaries.

1.2       Construction

(a) In this Agreement, unless the contrary intention appears, a reference to:

          (i) "assets" includes properties, revenues and rights of every description;

                 an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

                 a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month;

                 a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

                 a reference to the currency of a country is to the lawful currency of that country for the time being, "(Pounds)" and "Sterling" is a reference to the lawful currency of the United Kingdom for the time being and "U.S.$" and "U.S. Dollars" is a reference to the lawful currency of the United States of America for the time being;

          (ii) a provision of a law is a reference to that provision as amended or re-enacted;

          (iii) the terms "Director", "Secretary of State" and "securities" shall have the same meaning in this Agreement as in the Electricity Act;

          (iv) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

          (v)    a person includes its successors and assigns;

          (vi) a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented; and

          (vii)  a time of day is a reference to London time.

(b) Where an amount is to be applied to "reduce the Facilities" then, with effect on or before the date the Facilities are to be reduced, Commitments must be cancelled by that amount and, to the extent the outstanding amount of Advances under the relevant Commitments would otherwise exceed the Commitments as so reduced, Advances must be permanently repaid or prepaid. Where any facility is to be reduced, the Commitments of each Bank participating in that Facility shall be reduced pro rata (and where applicable, prepayments or repayments of an Advance will be applied pro rata against participations of the Banks in that Advance).

(c) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.        The Facilities

2.1       Facilities

          The Banks grant to the Borrowers the following facilities:

          (a) a committed U.S. Dollar revolving facility available for one year less one day, with an option to draw Term-out Advances, to be designated as Tranche A, under which a Bank will, when requested by the Company, participate in cash advances in U.S. Dollars to the Company on a revolving basis during the Tranche A Availability Period applicable to that Bank;

          (b) a committed U.S. Dollar multicurrency revolving credit facility, to be designated as Tranche B, under which the Banks will, when requested by a Borrower, make cash advances in U.S. Dollars or Optional Currencies to that Borrower on a revolving basis during the Tranche B Availability Period;

          (c) a committed swingline advance facility (which is a sub-division of Tranche B) under which the Swingline Banks will, when requested by a Borrower, make to that Borrower Swingline Advances in U.S. Dollars during the Tranche B Availability Period; and

          (d) a committed U.S. Dollar term loan facility, to be designated as Tranche C, under which the Banks will, when requested by the Company, make cash advances in U.S. Dollars to the Company during the Tranche C Commitment Period, in all cases subject to the terms of this Agreement.

2.2       Overall facility limits

(a)       The aggregate Original Dollar Amount of all outstanding Advances:

          (i) under Tranche A, shall not at any time exceed the Tranche A Total Commitments at that time;

          (ii) under Tranche B and the Swingline Facility, shall not at any time exceed the Tranche B Total Commitments at that time;

          (iii) under the Swingline Facility, shall not at any time exceed the Swingline Total Commitments at that time;

          (iv) under Tranche C, shall not at any time exceed the Tranche C Total Commitments at that time; and

          (v) under all the Facilities, shall not at any time exceed the Total Commitments.

(b)       The aggregate Original Dollar Amount of:

          (i) participations of a Bank in Tranche A Advances shall not at any time exceed its Tranche A Commitment at that time;

          (ii) participations of a Bank in Tranche B Advances (including Swingline Advances) plus that Bank's and, if applicable, that Bank's Swingline Affiliate's participations in outstanding Swingline Advances shall not at any time exceed its Tranche B Commitment at that time;

          (iii) participations of a Swingline Bank in Swingline Advances shall not at any time exceed its Swingline Commitment at that time; and

          (iv) participations of a Bank in Tranche C Advances shall not at any time exceed its Tranche C Commitment at that time.

2.3       Number of Requests and Advances

(a) No more than one Request (other than Requests for Swingline Advances only) may be delivered on any one day but that Request may specify any number of Advances from Tranche A, Tranche B, the Swingline Facility, Tranche C or all of them.

(b) Unless the Agent agrees otherwise, no more than 25 Advances may be outstanding at any one time.

2.4       Primary Syndication Period

(a) Subject to paragraph (b) below, but otherwise notwithstanding any provision of this Agreement, no Borrower will deliver a Request or interest period selection notice during the Primary Syndication Period specifying a Term or an Interest Period other than up to 5 Business Days for Swingline Advances or, in any other case, one week, two or three weeks.

(b) Each selection notice or Request for Advances delivered during the Primary Syndication Period shall specify an Interest Period or Term ending on the same date as each other Advance to be drawn on the same date and, if there are Advances then outstanding, ending on the same date as such other Advances. This paragraph (b) shall not apply to Swingline Advances.

2.5       Nature of a Finance Party's rights and obligations

(a) The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.6       Borrowers' Agent

          Each Obligor irrevocably authorises and instructs the Borrowers' Agent to give and receive as agent on its behalf all notices (including Requests) and sign all documents in connection with the Finance Documents on its behalf (including Novation Agreements under Clause 7.6(b) (Changes to Borrowers)) and take such other action as may be necessary or desirable under or in connection with the Finance Documents and confirms that it will be bound by any action taken by the Borrowers' Agent under or in connection with the Finance Documents.

2.7       Actions of Borrowers' Agent

          The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

          (a) any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by the Borrowers' Agent;

          (b) the Borrowers' Agent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

          (c) the failure (or purported failure) by or inability (or purported inability) of the Borrowers' Agent to inform any Obligor of receipt by it of any notification under this Agreement.

3.        Purpose

(a)       Each Advance will be applied:

          (i) in the case of Tranche A, in or towards providing finance for the PowerGen US Group including, but not limited to, finance pending capital markets fund raising and asset disposals and for general working capital purposes;

          (ii) in the case of Tranche B (including the Swingline Facility), in or towards refinancing existing borrowings and financing future borrowings of the Libra Group, and for general corporate purposes of the PowerGen US Group (provided that a Swingline Advance may not be applied in or towards refinancing another Swingline Advance); and

          (iii) in the case of Tranche C, in or towards financing the Merger pursuant to the Merger Agreement (plus related fees, costs and expenses).

(b) Without affecting the obligations of any Borrower in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Advance.

4.        Conditions Precedent

4.1       Documentary conditions precedent

(a) Subject to paragraph (b) below, the obligations of each Finance Party to any Borrower under this Agreement are subject to the condition precedent that the Agent has notified the Borrowers' Agent and the Banks that it has received all of the documents set out in Part I of
          Schedule 2 in form and substance satisfactory to the Agent.

(b)       If the condition precedent referred to in paragraph 5(c) of Part I of
          Schedule 2 is not met on or before the date that is 20 days prior to the expiry of any Tranche A Availability Period then the Company may nonetheless exercise its option under Clause 6.1(b) (Repayment of Tranche A Advances) to draw a Term-Out Advance from the Banks whose Tranche A Availability Period expires on the relevant Tranche A Term Date. The Company will ensure that the proceeds of any Term-Out Advance drawn in accordance with this paragraph:

          (i)    are paid into an account kept separate from its other assets;
                 and

          (ii) are invested only in accordance with the Approved Investment Guidelines, and are not used for any other purpose,

          and, in each case, will create first ranking fixed security over such account and investments in favour of the Agent (and in form and substance satisfactory to the Agent) as agent and trustee for the Banks participating in the relevant Term-out Advance. Provided the Borrowers' Agent certifies to the Agent that no Default has occurred which is continuing, such security shall be automatically released (and the Agent is thereupon authorised by all the Banks to execute such confirmation or evidence of release as the Borrowers' Agent may reasonably request) when the Agent confirms to the Borrowers' Agent that all documentary conditions precedent referred to in paragraph (a) above have been satisfied or waived. Pending such satisfaction, the Company will (unless a Default has occurred and is continuing) be entitled to withdraw all interest and other income from the charged account and investments.

4.2       Further conditions precedent

          The obligations of each Finance Party to participate in an Advance are subject to the further conditions precedent that on the date of the Request for the Advance and on the relevant Drawdown Date:

          (a)    the representations and warranties in Clause 15
                 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the relevant Advance is made;

          (b) no Default (or, in the case of a Rollover Advance, no Event of Default) is outstanding or would result from the making of the relevant Advance; and

          (c) the making of the relevant Advance would not cause Clause 2.2 (Overall facility limits) to be contravened.

5.        Advances

5.1       Receipt of Requests

(a) A Borrower may borrow Advances under Tranche A, Tranche B or Tranche C if the Agent receives, not later than 4.30 p.m. on the third Business Day before the proposed Drawdown Date, or, in the case of Advances in Sterling, not later than 4.30 p.m. on the Business Day before the proposed Drawdown Date, a duly completed Request, copied (in the case of a Request for a Tranche B Advance) to the Swingline Agent (if the Swingline Agent is different from the Agent).

(b) A Borrower may borrow Swingline Advances if the Swingline Agent receives, not later than 11.00 a.m. (New York City time) on the proposed Drawdown Date, a duly completed Request, copied to the Agent (and to HSBC Bank USA in accordance with 31.2(c) (Addresses for notices)).

5.2       Completion of Requests for Tranche A and Tranche B Advances

          A Request for Tranche A and/or Tranche B Advances will not be regarded as having been duly completed unless:

          (a) the Drawdown Date is a Business Day falling during the Tranche A Availability Period applicable to a Bank (in respect of a Tranche A Advance) or Tranche B Availability Period (in respect of a Tranche B Advance);

          (b) only one currency is specified for each separate Advance (being U.S. Dollars in the case of any Tranche A Advance) and the Requested Amount for each separate Advance is in a minimum Original Dollar Amount of U.S.$40,000,000 (rounded to the nearest convenient 100,000 units in the case of currencies other than U.S. Dollars);

          (c) only one Term or, in the case of a Term-out Advance, Interest Period for each separate Advance is specified which:

                 (i) does not overrun the Tranche A Term Date (in respect of Tranche A Advances (other than Term-out Advances)) or the Final Maturity Date (in respect of Tranche B Advances) or the Maturity Date for the relevant Term-out Advance; and

                 (ii) (subject to Clause 2.4 (Primary Syndication Period)) is a period of 7 days (in respect of Tranche B Advances), one month, two, three or six months (or such other period as all the Banks participating in the relevant Facility may previously have agreed for the purposes of such Advances); and

          (d) the payment instructions comply with Clause 9.1 (Place of payment).

5.3       Completion of Requests for Swingline Advances

          A Request for Swingline Advances will not be regarded as having been duly completed unless:

          (a) the Drawdown Date is a New York Business Day falling before the Final Maturity Date;

          (b) it is specified that each separate Swingline Advance is to be made in U.S. Dollars under the Swingline Facility;

          (c) the Requested Amount is a minimum Original Dollar Amount of U.S.$15,000,000 or such other amount as the Swingline Agent and the relevant Borrower may agree;

          (d)    only one Term is specified, which:

                 (i)     does not overrun the Final Maturity Date; and

                 (ii)    is a period not exceeding 5 Business Days; and

          (e) the payment instructions comply with Clause 9.1 (Place of payment).

5.4       Completion of Requests for Tranche C Advances

          A Request for Tranche C Advances will not be regarded as having been duly completed unless:

          (a) the Drawdown Date is a Business Day during the Tranche C Commitment Period;

          (b) the Requested Amount for each separate Tranche C Advance is in a minimum Original Dollar Amount of U.S.$40,000,000 and the currency of each such Tranche C Advance is U.S. Dollars;

          (c) only one Interest Period for each separate Tranche C Advance is specified which:

                 (i)     does not overrun the Final Maturity Date; and

                 (ii) (subject to Clause 2.4 (Primary Syndication Period)) is a period of one month, two, three or six months (or, in any case, such other period as all the Banks participating in Tranche C may previously have agreed for the purposes of such Advances); and

          (d) the payment instructions comply with Clause 9.1 (Place of payment).

5.5       Amount of each Bank's participation

          The Original Dollar Amount of a Bank's or, as the case may be, Swingline Bank's participation in an Advance will be the proportion of the Requested Amount which:

          (a) in the case of a Tranche A Advance and subject to Clause 5.9 (Extension of Tranche A Availability Period) and Clause 6.1 (Repayment of Tranche A Advances), its Tranche A Commitment bears to the Tranche A Total Commitments;

          (b) in the case of a Tranche B Advance, its Tranche B Commitment bears to the Tranche B Total Commitments;

          (c) in the case of a Swingline Advance, its Swingline Commitment bears to the Swingline Total Commitments; and

          (d) in the case of a Tranche C Advance, its Tranche C Commitment bears to the Tranche C Total Commitments,

          in each case on the date of receipt of the relevant Request.

5.6       Notification of the Banks

          The Agent (or, in the case of a Swingline Advance, the Swingline Agent) shall promptly notify each Bank (or, as the case may be, Swingline Bank) of the details of the requested Advance(s) and the amount of its participation(s) in the Advance(s).

5.7       Payment of proceeds

          Subject to the terms of this Agreement, each Bank (or, as the case may be, Swingline Bank) shall make its participation in an Advance available to the Agent (or, in the case of Swingline Advances, the Swingline Agent) for the Borrower concerned for value on the relevant Drawdown Date.

5.8       Amount of Optional Currencies

          If an Advance is to be made in an Optional Currency, the amount of that Advance will be determined by converting into that Optional Currency the Original Dollar Amount of that Advance on the basis of the Agent's Spot Rate of Exchange on the date of receipt of the Request for that Advance.

5.9       Extension of Tranche A Availability Period

(a) Subject to paragraphs (e) and (f) below, not more than 60 nor less than 30 days prior to the original Tranche A Term Date, the Borrowers' Agent may, by notice to the Agent, request that the availability of the Tranche A Commitments be extended to a date falling no later than one year less one day after the original Tranche A Term Date.

(b) Each Bank participating in Tranche A shall notify the Agent no later than 21 days prior to the original Tranche A Term Date whether or not it agrees to the availability of its Tranche A Commitment being extended as requested. If no notice is received by the Agent from a Bank by the date falling 21 days prior to the original Tranche A Term Date, the availability of such Bank's Tranche A Commitment shall not be extended.

(c) As soon as practicable after it establishes which of the relevant Banks (if any) agree to the availability of their Tranche A Commitments being so extended, the Agent shall, by notice to the Borrowers' Agent and each Bank participating in Tranche A, confirm those Banks which have agreed to extend the Tranche A Availability Period and those which have not.

(d) If any Request (other than a Request for Term-out Advances) for a Tranche A Advance specifies a Maturity Date after the Tranche A Availability Period applicable to a Bank, that Bank's Tranche A Commitment shall be excluded from the calculations of "Tranche A Commitment" and "Tranche A Total Commitments" in Clause 5.5 (Amount of each Bank's Advance) in relation to that Request.

(e) No Bank is under any obligation to extend the Tranche A Availability Period applicable to its Tranche A Commitment. No Tranche A Availability Period may be extended beyond the second Anniversary.

(f) The Borrowers' Agent may not give a notice under this Clause 5.9 in respect of a Tranche A Commitment of a Bank if the Borrowers' Agent has elected to draw any Term-out Advances from that Bank.

6.        Repayment

6.1       Repayment of Tranche A Advances

(a) The Company shall repay each Tranche A Advance made to it in full on its Maturity Date to the Agent for the relevant Banks, but, since Tranche A is available on a revolving basis, amounts repaid may be reborrowed subject to the terms of this Agreement. Subject to paragraph (b) below, no Tranche A Advance may be outstanding after the Tranche A Term Date.

(b) At any time prior to the Tranche A Term Date applicable to a Bank, the Company may, by delivery of a duly completed Request to the Agent under Clause 5 (Advances) (who shall send a copy of the same to the Banks), elect to draw a single Tranche A Advance (a "Term-out Advance") from each Bank whose Tranche A Term Date coincides with that Tranche A Term Date. No Term-out Advance, once repaid or prepaid, may be reborrowed.

(c) For the purposes of Clause 5.2 (Completion of Requests for Tranche A and Tranche B Advances), the Tranche A Commitment of any Bank whose Tranche A Term Date does not coincide with the relevant Tranche A Term Date shall be excluded from the calculation of Tranche A Commitment and Tranche A Total Commitments in relation to determining the amount of any Term-out Advance.

(d) No Term-out Advance (if any) may be outstanding after the date falling 30 months after the Signing Date.

6.2       Repayment of Tranche B Advances

          Each Borrower shall repay each Tranche B Advance made to it in full on its Maturity Date to the Agent for the relevant Bank but since Tranche B is available on a revolving basis amounts repaid may be reborrowed subject to the terms of this Agreement. No Tranche B Advance may be outstanding after the Final Maturity Date.

6.3       Repayment of Swingline Advances

(a) Each Borrower shall repay each Swingline Advance made to it on its Maturity Date to the Swingline Agent for the relevant Swingline Bank. No Swingline Advance may be outstanding after the Final Maturity Date.

(b) Each Swingline Advance shall be repaid on its Maturity Date in accordance with paragraph (a) above. In the event that a Swingline Advance is not so repaid each Bank will within four Business Days of a demand to that effect from the Swingline Agent pay to the Swingline Agent on behalf of the Swingline Banks an amount equal to its Agreed Percentage of the principal of such Swingline Advance and accrued interest (including default interest) thereon to the date of actual payment by such Bank. The relevant Borrower shall forthwith reimburse the Banks (through the Agent) in full for each payment made by the Banks under this paragraph (b). Each amount the relevant Borrower is required to reimburse to the Banks under this paragraph (b) shall be deemed to be an overdue amount (as defined in Clause 8.4(a) (Default interest)) which fell due for payment by the relevant Borrower on the day on which the payment by the Banks giving rise to the reimbursement obligation was made and shall accrue default interest under Clause 8.4 (Default interest) accordingly.

6.4       Repayment of Tranche C Advances

(a) The Borrowers shall repay the Tranche C Advances in three instalments. The first and second instalments shall each be in an amount of U.S.$300,000,000 and shall be repaid on the third and fourth Anniversaries respectively. The final instalment shall be the balance of the Tranche C Advances and shall be repaid on the Final Maturity Date.

(b) The repayments set out in paragraph (a) above shall be applied against such Tranche C Advances as may be designated by the Borrowers' Agent not less than five Business Days prior to the relevant repayment and in such proportions as the Borrowers' Agent may so designate or, in the absence of any such designation, against such Tranche C Advances as may be designated by the Agent pro rata.

7.        Prepayment and Cancellation

7.1       Automatic cancellation of the Commitments

(a) Except to the extent of its participation in a Term-Out Advance drawn under Clause 6.1(b) (Repayment of Tranche A Advances), the Tranche A Commitment of each Bank shall be automatically cancelled at the close of business in London on the last day of the Tranche A Availability Period applicable to that Bank. Thereafter that Bank's Tranche A Commitment shall be cancelled by the amount of each prepayment and repayment of that Advance received by it on the date of such receipt.

(b) The Tranche B Commitment of each Bank (including the Swingline Commitments of the Swingline Banks) shall be reduced to zero at the close of business in London on the Final Maturity Date.

(c) The undrawn Tranche C Commitment of each Bank shall be automatically cancelled on the last day of the Tranche C Commitment Period. Thereafter, the Tranche C Commitment of each Bank will be automatically cancelled by the amount of each prepayment and repayment of Tranche C Advances received by it on the date of such receipt.

(d) The Total Commitments shall automatically be cancelled at close of business in London on the day on which the Agent is notified in writing by the Borrowers' Agent that the Merger Agreement has terminated for any reason or, if earlier and no Advance has then been made (other than a Term-out Advance under Clause 4.1(b) (Documentary Conditions Precedent)), the second Anniversary (and, in either case, any outstanding Term-out Advance shall be prepaid in full on the date of cancellation).

7.2  Voluntary cancellation

(a) The Borrowers' Agent may, by giving not less than five Business Days' prior notice to the Agent, cancel the unutilised portion of the Tranche A Total Commitments and/or Tranche B Total Commitments and/or Tranche C Total Commitments in whole or in part (but, if in part, in an aggregate minimum amount of U.S.$40,000,000). Any cancellation in part shall be applied against the Tranche A Commitment or, as the case may be, the Tranche B Commitment or the Tranche C Commitment of each Bank pro rata.

(b) Whenever part of the Tranche B Total Commitments is cancelled, the Swingline Commitments shall not be cancelled unless (i) the amount of the Swingline Total Commitments would exceed the Tranche B Total Commitments after such cancellation or (ii) the Swingline Commitment of any Swingline Bank would exceed its Tranche B Commitment after such cancellation. In any such case, the Swingline Total Commitments shall, at the same time as the cancellation of the Tranche B Total Commitments takes effect, be cancelled by such amount as is necessary to ensure that after the relevant cancellation of the Tranche B Total Commitments the Swingline Total Commitments do not exceed the Tranche B Total Commitments and the Swingline Commitment of each Swingline Bank does not exceed its Tranche B Commitment.

7.3  Voluntary prepayment

(a) Any Borrower may, by giving not less than five Business Days' prior notice to the Agent, prepay the whole or any part of the Advances made to it under Tranches A, B or C (but if in part in an aggregate minimum Original Dollar Amount, taking all prepayments made by all the Borrowers on the same day together, of U.S.$40,000,000).

(b)  Any voluntary prepayment made under paragraph (a) above will:

     (i) be applied against Tranche A, Tranche B or Tranche C in such proportions as may be specified by the Borrowers' Agent in the notice of prepayment or, if not specified, against Tranche C; and

     (ii) be applied against all the Advances in the relevant Tranche(s) pro rata (or against such Advances in the relevant Tranche(s) as the Borrowers' Agent may designate in the notice of prepayment and in the proportions which the Borrowers' Agent shall designate in that notice) and pro rata between the participations of the Banks in such Advances).

7.4  Mandatory prepayment by Borrowers

     If any Borrower ceases to be a Subsidiary of the Parent it shall forthwith prepay all Advances made to it and thereupon cease to be a Borrower.

7.5  Mandatory reduction from Asset Disposals and Capital Market Issues

(a) Subject to paragraph (c) below, the Borrowers' Agent will notify the Agent not later than five Business Days after the date of receipt (a "Receipt Date") (which, in the case of an Asset Disposal other than a Cash Disposal will be the date of the relevant disposal) by any member of the Group of any Net Available Proceeds of Asset Disposals or Capital Market Issues specifying the amount (the "U.S. Dollar Equivalent Proceeds") of the relevant Net Available Proceeds (notionally converted into U.S. Dollars at the Agent's Spot Rate of Exchange two Business Days prior to the date of that notice) whereupon:

     (i) in the case of an Asset Disposal of all or any part of the PowerGen US Group, 100 per cent of the U.S. Dollar Equivalent Proceeds to the extent the aggregate U.S. Dollar Equivalent Proceeds of all such Asset Disposals during the financial year of the Group in which the relevant Asset Disposal occurs exceed U.S.$100,000,000; and

     (ii) in the case of an Asset Disposal of all or any part of the PowerGen UK Group, 50 per cent of the U.S. Dollar Equivalent Proceeds to the extent the aggregate U.S. Dollar Equivalent Proceeds of all such Asset Disposals during the financial year of the Group in which the relevant Asset Disposal occurs exceed U.S.$100,000,000; and

     (iii) in the case of any Capital Market Issue, 100 per cent. of the U.S. Dollar Equivalent Proceeds,

     shall be applied (subject to paragraphs (d), (e) and (f) below) by the Borrowers in reduction of the Facilities in the manner set out in paragraph
     (b) below.

(b) Any application to reduce the Facilities required under paragraph (a) above will be made no later than the tenth Business Day after the Receipt Date by application of an Original Dollar Amount equal to the relevant proportion of the U.S. Dollar Equivalent Proceeds to reduce the Facilities in the following order:

     (i)    Tranche A;

     (ii)   Tranche C; and

     (iii)  Tranche B.

(c) For the purposes of paragraph (a) above any Asset Disposal where the Net Cash Proceeds from, or fair market value of, that Asset Disposal and any related series of Asset Disposals are less than U.S.$10,000,000 (or its equivalent in other currencies) shall be excluded.

(d)  (i)    Net Available Proceeds which would otherwise be required to be applied in reduction of the Facilities pursuant to paragraph (a) above shall not be required to be so applied to the extent that:

          (1) in the case of paragraph (a)(i) above, they are applied to prepay permanently Borrowings of the Libra Group;

          (2) in the case of paragraph (a)(ii) above, they are applied to prepay permanently Borrowings of the PowerGen UK Group; or

          (3) in the case of paragraph (a)(iii) above, they are invested in the Libra Group,

          and in each case, within 10 Business Days of the Receipt Date applicable to such Net Available Proceeds, the Borrowers' Agent notifies the Agent that (in the case of (1) and (3) above) the limit on Borrowings by members of the Libra Group (the "Libra Limit") in Clause 16.10(vi) (Restriction on Borrowings) and (in the case of (2) above) each limit on Borrowings by members of the PowerGen UK Group in Clause 16.10(v) is to be reduced by an amount equal to the relevant prepayment or investment, whereupon the relevant limit will be so reduced.

     (ii) If the Libra Limit is reduced as contemplated by sub-paragraph
          (d)(i)(3) above following a Capital Markets Issue as contemplated by paragraph (a)(iii) above and that Capital Markets Issue is subsequently repaid, the Libra Limit will be reinstated by an amount equal to the relevant repayment on the date of receipt by the Agent of a notice from the Borrowers' Agent specifying the date when the repayment was made, the amount of the repayment and that the Libra Limit is to be reinstated pursuant to this sub-paragraph.

(e) This Clause 7.5 shall cease to apply on and after the date on which the Original Dollar Amount of the Total Commitments is equal to or less than U.S.$2,000,000,000 except that it will apply at all times to any disposal after which either U.S. Regulated Entity would cease to be a member of the PowerGen US Group or which would result in substantially all of the assets of either U.S. Regulated Group ceasing to be owned by a member of the PowerGen US Group.

(f) If any voluntary cancellation or prepayment under Clause 7.2 (Voluntary Cancellation) or 7.3 (Voluntary Prepayment) is applied to reduce the Facilities in the order specified in paragraph (b) above, the Borrower's obligations to apply Net Available Proceeds in accordance with paragraph
     (a) above in respect of subsequent Asset Disposals shall (except to the extent any such prepayment has been applied against a prior repayment instalment under Tranche C) be reduced to the extent of the relevant cancellation or prepayment.

7.6  Changes to Borrowers

(a) Any Borrower (other than the Borrowers' Agent) in respect of which no Advance is outstanding hereunder (including any other amounts outstanding in relation thereto) may, at the request of the Borrowers' Agent, cease to be a Borrower by entering into a supplemental agreement to this Agreement in such form as the Agent may reasonably require which shall discharge that Borrower's obligations hereunder.

(b) Any Borrower (other than the Borrowers' Agent) (the "Existing Borrower") may be released from its obligations under this Agreement as a Borrower provided that another Borrower (the "Substitute Borrower") assumes the obligations in respect thereof of the Existing Borrower and provided further that:

     (i) any such substitution shall take effect on and from the later of the day upon which the Agent notifies the Borrowers' Agent in writing that it is satisfied with the compliance with the matters set out in paragraph (iii) below and the date for substitution specified in the relevant notice under paragraph (ii) below;

     (ii) notice of the proposed substitution has been delivered by the Borrowers' Agent to the Agent not less than 14 days prior to the proposed substitution; and

     (iii) the Substitute Borrower enters into a novation agreement with the Existing Borrower, the Borrowers' Agent and the Agent on behalf of the Banks in the form of Part IV of Schedule 5 together with such amendments as the Agent may reasonably require.

     Each Bank authorises the Agent to sign on its behalf any novation agreement entered into in accordance with this paragraph (b).

7.7  Right of prepayment and cancellation

     If any Borrower is required to pay or is notified by any Bank in writing that it will be required to pay any amount to a Bank under Clause 10 (Taxes) or Clause 12 (Increased Costs), or if circumstances exist such that a Borrower will be required to pay any amount to a Bank under Clause 10 (Taxes), the Borrowers' Agent may, whilst the circumstances giving rise or which will give rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling five Business Days after the date of service of the notice:

     (a) each Borrower shall prepay all of that Bank's participations in outstanding Advances; and

     (b) the Bank's Tranche A Commitment, Tranche B Commitment (including its Swingline Commitments (if any)) and Tranche C Commitment shall be permanently cancelled on the date of service of the notice.

7.8  Miscellaneous provisions

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment (including, but not limited to, any amounts payable under Clause 22.2(c) (Other indemnities) if not made on an Interest Date for the relevant Tranche C Advance or Term-out Advance or on the Maturity Date of the relevant Tranche A Advance, Tranche B Advance or Swingline Advance).

(c) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d) No amount repaid in respect of Tranche C or a Term-out Advance may subsequently be re-borrowed. Subject to the terms of this Agreement, any amount prepaid under Clause 7.3

     (Voluntary prepayment) (but not Clause 7.5 (Mandatory reduction from Asset Disposals and Capital Market Issues)) in respect of Tranche A or Tranche B may be reborrowed. No amount of the Tranche A Total Commitments, Tranche B Total Commitments (including the Swingline Total Commitments) or Tranche C Total Commitments cancelled under this Agreement may subsequently be reinstated.

(e) Any prepayment of Tranche C Advances in part shall be applied against outstanding instalments for the repayment of Tranche C Advances under Clause 6.4 (Repayment of Tranche C Advances) in chronological order (or, in the case of a prepayment under Clause 7.7 (Right of prepayment and cancellation) or 13.1 (Illegality), pro rata).

(f) If at any time some Banks have agreed to extend the Tranche A Availability Period but not others and those who did not extend (but not those who did extend) have made Term-out Advances:

     (i) the Borrowers may only prepay those Term-out Advances if at the same time they cancel Tranche A Commitments in such a manner as ensures the combined exposure of Banks by way of Term-out Advances and/or undrawn Tranche A Commitments is reduced pro rata; and

     (ii) if further Term-out Advances are subsequently drawn the Borrowers' Agent will ensure the first Interest Period for those Term-out Advances is co-terminous with the then current Interest Periods for existing Term-out Advances (so as to ensure all Banks with outstanding Term-out Advances have a pro rata participation in all Term-out Advances rolling over on the same day thereafter).

8.   Interest

8.1  Selection of Interest Periods for Tranche C Advances and Term-out Advances

     The life of each Tranche C Advance and each Term-out Advance is divided into successive periods (each an "Interest Period") for the calculation of interest. The first Interest Period of each Advance will be the period selected in the Request for that Tranche C Advance or, subject to Clause 7.8(f) (Miscellaneous Provisions), Term-out Advance (as the case may be). Each subsequent Interest Period will be the period selected by the relevant Borrower by notice to the Agent received not later than 4.30pm on the third Business Day before the end of the then current Interest Period (being, subject to Clause 2.4 (Primary Syndication Period), one month, two, three or six months or in any case such other period as the Borrowers' Agent and all the Banks may agree from time to time which, in the case of a Term-out Advance, does not overrun the date falling 30 months after the Signing
     Date) or, if no notice from the relevant Borrower is received by the Agent, one month.

8.2  Interest rate for all Advances

(a) The rate of interest on each Tranche A Advance (except a Term-out Advance) and Tranche B Advance (except a Swingline Advance) for its Term and for each Tranche C Advance and Term-out Advance for each of its Interest Periods is the rate per annum determined by the Agent to be the aggregate of:

     (i)  the applicable Margin;

     (ii)   LIBOR; and

     (iii)  Reserve Asset Costs.

(b) The rate of interest on each Swingline Advance during its Term is the rate per annum determined by the Swingline Agent to be the aggregate of the Swingline Rate for each day during its Term plus any applicable Reserve Asset Costs.

8.3  Due dates

     Except as otherwise provided in this Agreement, accrued interest on each Advance is payable by the relevant Borrower:

     (a) in the case of a Tranche A Advance (other than a Term-out Advance), a Tranche B Advance or a Swingline Advance, on its Maturity Date; and

     (b) in the case of a Tranche C Advance or Term-out Advance, on each Interest Date applicable to that Tranche C Advance or Term-out Advance,

     and also, in the case of any Advance with an Interest Period or a Term longer than six months, at six monthly intervals after its Drawdown Date for so long as the Interest Period or Term is outstanding.

8.4  Default interest

(a) If an Obligor fails to pay any amount payable by it under this Agreement (an "overdue amount"), it shall forthwith on demand by the Agent or, as the case may be, the Swingline Agent, pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the "default rate") determined by the Agent or, as the case may be, the Swingline Agent to be one per cent. per annum above the higher of:

     (i) the rate on the overdue amount under Clause 8.2 (Interest rate for all Advances) immediately before the due date (in the case of principal); and

     (ii) the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Tranche C Advance at the highest Margin applicable at the time in the currency of the overdue amount for such successive Interest Periods or Terms of such duration as the Agent may determine (each a "Designated Term").

(b) The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

(c) If the Agent or, as the case may be, the Swingline Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent or, as the case may be, the Swingline Agent from whatever sources it selects after consultation with the Reference Banks.

(d)  Default interest will be compounded at the end of each Designated Term.

(e) The Agent shall notify the Borrowers' Agent of the duration of each Designated Term.

8.5  Notification of rates of interest

     The Agent or, as the case may be, the Swingline Agent will promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.6  Margin and commitment fee

(a)  The Margin will be:

     (i) 1.10 per cent. per annum until the earlier of the date either Moody's or S&P assigns to the Company a long term credit rating or the date falling one month after the First Drawdown Date; and

     (ii) thereafter calculated in accordance with the following provisions of this Clause.

(b) The Margin (expressed as a percentage per annum) will be set in accordance with paragraphs (c) and (d) below to the percentage rate specified in the table below set opposite the long term credit rating assigned by the Rating Agencies to the Company and according to the amount of the Total Commitments, as follows:


----------------------------------------------------------------------------------------------------------
     Moody's/other                                           Total Commitments
     Rating Agency
        Rating
----------------------------------------------------------------------------------------------------------
                                         Less than          Equal to or more than          More than
                                    U.S.$1,250,000,000      U.S.$1,250,000,000 up     U.S.$2,000,000,000
                                                               to and including
                                                              U.S.$2,000,000,000
----------------------------------------------------------------------------------------------------------
A3/A- or higher                                   0.55                       0.70                   0.85
----------------------------------------------------------------------------------------------------------
Baa1/BBB+                                         0.65                       0.80                   0.95
----------------------------------------------------------------------------------------------------------
Baa2/BBB                                          0.80                       0.95                   1.10
----------------------------------------------------------------------------------------------------------
Baa3/BBB- or lower                                1.00                       1.15                   1.30
----------------------------------------------------------------------------------------------------------

(c)  For the purposes of paragraph (b) above:

     (i) the Margin applicable to a Tranche A Advance, (other than a Term-out Advance) or a Tranche B Advance throughout the whole of its Term will be determined according to the long term credit rating assigned to the Company and the amount of the Total Commitments as at the Drawdown Date of the Advance; and

     (ii) the Margin applicable to each Interest Period for a Tranche C Advance or a Term-out Advance (throughout the whole of that Interest Period) will be determined according to the long term credit rating assigned to the Company and the amount of the Total Commitments as at the first day of the Interest Period.

(d) Promptly after becoming aware of the same, the Company shall inform the Agent in writing if it is given a long term credit rating or, after having a long term credit rating, any change in the long term credit rating assigned to the Company occurs or the circumstances contemplated by paragraph (e)(v) below arise.

(e)  For the purposes of this Clause 8.6:

     (i)    "Rating Agency" means any of Moody's, S&P, Fitch IBCA and Duff &
            Phelps;

     (ii) the "long term credit rating assigned to the Company", means at any time, the solicited long term unsecured credit rating assigned at that time to the Company by a Rating Agency;

     (iii) if at any time there is a difference in the long term credit rating assigned to the Company by the Rating Agencies the Margin will, be determined on the basis of the second highest rating;

     (iv) if only one Rating Agency assigns to the Company a long term credit rating, unless sub-paragraph (v) below applies, the Margin will be determined on the basis of the rating of that Rating Agency; and

     (v) if at any time after the date falling one month after the First Drawdown Date, there is no long term credit rating assigned to the Company by either Moody's or S&P, the Margin will be determined as if Moody's and S&P had assigned to the Company long term credit ratings of Baa3 and BBB- and respectively.

(f) The commitment fee referred to in Clause 19.1 (Commitment fee) shall be on each day:

     (i)    (in respect of Tranche A) 0.20 per cent. per annum;

     (ii) (in respect of Tranches B and C) 0.35 per cent. per annum until and including the First Drawdown Date and thereafter, 50 per cent. of the Margin which would be applicable to a Tranche B Advance or a Tranche C Advance, as the case may be, if such Advance were drawn on such day.

9.   Payments

9.1  Place of payment

     All payments by an Obligor or a Bank under this Agreement shall be made to the Agent or (if the payment relates to the Swingline Facility) the Swingline Agent to its account at such office or bank in the principal financial centre of the country of the currency concerned (or, in the case of euros, the financial centre of such of the Treaty Countries or London) as it may notify to the Obligor or Bank for this purpose.

9.2  Funds

     Payments under this Agreement to the Agent or, as the case may be, the Swingline Agent shall be made for value on the due date at such times and in such funds as the Agent or, as the case may be, the Swingline Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

9.3  Distribution

(a) Each payment received by the Agent or, as the case may be, the Swingline Agent under this Agreement for another Party shall, subject to paragraphs
     (b) and (c) below, be made available by the Agent or, as the case may be, the Swingline Agent to that Party by payment (on the date of value of receipt and in the currency and funds of receipt) to its account with such bank in the principal financial centre of the country of the relevant currency (or, in the case of euros, in the principal financial centre of the Treaty Countries or London) as it may notify to the Agent or, as the case may be, the Swingline Agent for this purpose by not less than five Business Days' prior notice.

(b) The Agent or, as the case may be, the Swingline Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c) Where a sum is to be paid under this Agreement to the Agent or, as the case may be, the Swingline Agent for the account of another Party, the Agent or, as the case may be, the Swingline Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent or, as the case may be, the Swingline Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent or, as the case may be, the Swingline Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent or, as the case may be, the Swingline Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate reasonably determined by the Agent or, as the case may be, the Swingline Agent to reflect its cost of funds.

9.4  Currency

(a)  (i)    Any repayment or prepayment of an Advance is payable in the currency in which the Advance is denominated.

     (ii) Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

     (iii) Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

     (iv) Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in U.S. Dollars.

(b)  (i)    Any Advance to be made in the currency of a Treaty Country will be made in the euro unit; and

     (ii) any amount payable by the Agent to the Banks under this Agreement in the currency of a Treaty Country will be paid in the euro unit.

(c) If and to the extent that any EMU legislation provides that an amount denominated either in the euro unit or in the national currency unit of a given Treaty Country and payable within that Treaty Country by crediting an account of the creditor can be paid by the debtor either in the euro unit or in that national currency unit, each Party shall be entitled to pay or repay that amount either in the euro unit or in the national currency unit.

(d) If a change in any currency of a country occurs, this Agreement will be amended to the extent the Agent and the Parent agree (such agreement not to be unreasonably withheld) to be necessary to reflect the change in currency and to put the Banks and the Obligors in the same position, as far as possible, that they would have been in if no change in currency had occurred.

9.5  Set-off and counterclaim

     All payments made by an Obligor under this Agreement shall be made without set-off or counterclaim.

9.6  Non-Business Days

(a) If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

9.7  Partial payments

(a) If the Agent or, as the case may be, the Swingline Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, the Agent or, as the case may be, the Swingline Agent shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:

     (i) first, in or towards payment pro rata of any unpaid costs, fees and expenses of the Agent and the Swingline Agent under this Agreement;

     (ii) secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 19 (Fees);

     (iii) thirdly, in or towards payment pro rata of any interest due but unpaid under this Agreement;

     (iv) fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

     (v) fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b) The Agent or, as the case may be, the Swingline Agent, shall, if so directed by all the Banks, vary the order set out in sub-paragraphs
       (a)(ii) to (v) above. The Agent or, as the case may be, the Swingline Agent, shall notify the Borrowers' Agent of any such variation.

(c) Paragraphs (a) and (b) above shall override any appropriation made by any Obligor.

10.    Taxes

10.1   Gross-up

(a) All payments by an Obligor under the Finance Documents shall be made free and clear of and without deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any taxes. Subject to paragraph (b) below and Clause 10.4 (Qualifying Banks), if any tax or amounts in respect of tax must be deducted or withheld from any amounts payable or paid by an Obligor, or paid or payable by the Agent or, as the case may be, the Swingline Agent, to a Finance Party under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

(b) An Obligor is not obliged to pay any additional amount pursuant to paragraph (a) above in respect of any deduction that would not have been required if the relevant Bank had complied with its obligations under Clause 10.2(b).

10.2.  Provisional Treaty Relief Scheme

(a) The Banks hereby appoint the Agent as their agent for the purposes of completing all documents and doing all acts matters and things in connection with the PTR Scheme.

(b) The Obligors and the Banks hereby agree to provide such information as the Agent may properly require in connection with all information that it needs to provide to FICO in connection with the PTR Scheme including (without limitation) completion of form PTR-SM1.

(c) The Agent will provide to FICO in timely fashion (subject to the Obligors and the Banks complying with their obligations under paragraph (b) above) the details of each of the Banks and of the terms of the relevant Facility in such form as FICO may require for the purpose of the PTR Scheme including completing form PTR-SM1 and the Agent will also inform FICO of any changes in the identity of the Banks or in the terms of the relevant Facility which may affect the availability of treaty relief and such other information as FICO may from time to time require (and the Banks and the Obligors hereby give their consent to the Agent providing such information to FICO).

(d) If the Agent receives written confirmation from FICO on form PTR-SM2 agreeing to allow provisional treaty relief on interest payments made by the Obligors the Agent will provide a copy of the form to the relevant Banks and the Obligors.

(e) If FICO issues form PTR-SM2 the Obligors will make all payments under the terms of this Agreement either without any deduction or withholding on account of taxes or subject to deduction of tax at such rate as is specified in the form PTR-SM2.

(f) If the outcome of an application by any Bank pursuant to the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 made in relation to this Agreement is that treaty relief is refused, or if tax should have been deducted at a rate lower than the usual rate, and accordingly tax should have been deducted from payments of interest while the PTR Scheme was in operation, the Obligors will pay all such tax and interest as may be properly due to the Inland Revenue and will indemnify the Agent and the Banks (on a full after tax basis) against all liabilities, costs, charges, losses and expenses as may be incurred by them as a result of or in connection with the PTR Scheme having been operated including any tax required to be paid by the Agent or the Banks to the Inland Revenue.

(g) If the outcome of an application by any Bank pursuant to the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 made in relation to this Agreement is that treaty relief is granted, the Obligors shall send to the Agent a copy of the direction issued under the said regulations.

10.3 Tax receipts

     All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within 15 days of the payment being made, deliver to the Agent for the relevant Bank evidence satisfactory to that Bank (including any relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

10.4 Qualifying Banks

     If:

     (a) on the Signing Date, any Bank which is a Party on the Signing Date is not a Qualifying Bank; or

     (b) after the Signing Date, a Bank ceases to be a Qualifying Bank, other than as a result of the introduction, suspension, withdrawal or cancellation of, or change in, or change in the official interpretation, administration or official application of, any law, regulation having the force of law, tax treaty or any published practice or published concession of the UK Inland Revenue or any other relevant taxing or fiscal authority in any jurisdiction with which the relevant Bank has a connection, occurring after the Signing Date or, if later, the date on which that Bank becomes a Party; or

     (c) on the date of any novation under Clause 25 (Changes to the Parties) a New Bank (as such term is defined in that Clause) is not a Qualifying Bank,

     then no Obligor resident in the UK for the purposes of UK taxation shall be liable to pay to that Bank under Clause 10.1 (Gross-up) any amount in respect of taxes levied or imposed by the UK or any taxing authority of or in the UK in excess of the amount (if any) it would have been obliged to pay if that Bank had been, or had not ceased to be, a Qualifying Bank.

10.5 Tax Credit

(a) If an Obligor makes a payment pursuant to Clause 10.1 (Gross-up) for the account of any Finance Party and such Finance Party has received or been granted a credit against, or relief or remission or repayment of, any tax paid or payable by it (a "Tax Credit") which is attributable to that payment or the corresponding payment under the Finance Documents such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Obligor concerned such amount as the Finance Party shall have reasonably determined to be attributable to such payments and which will leave the Finance Party (after such payment) in no better or worse position than it would have been if the Obligor concerned had not been required to make any deduction or withholding.

(b) Nothing in this Clause 10.5 shall interfere with the right of a Finance Party to arrange its tax affairs in whatever manner it thinks fit and without limiting the foregoing no Finance Party shall be under any obligation to claim a Tax Credit or to claim a Tax Credit in priority to any other claims, relief, credit or deduction available to it. No Finance Party shall be obliged to disclose any information relating to its tax affairs or any computations in respect thereof. Unless it would in a Bank's reasonable judgement be prejudicial to its interests, such Bank shall seek any Tax Credit available to it consequent upon any deductions for tax being made from any payment to it under Clause 10.1 (Gross-up).

(c)  If any Finance Party makes any payment to an Obligor pursuant to paragraph
     (a) above and that Finance Party subsequently determines that the credit, relief, remission or repayment in respect of which such payment was made was not available to it or has been withdrawn from it or that it was unable to use such credit, relief, remission or repayment in full, the Obligor shall reimburse that Finance Party to the extent (but not exceeding the relevant payment by that Finance Party under paragraph (a) above) that it determines to have been required to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by that Finance Party.

10.6 Collecting Agents Rules

     Each Bank represents to the Agent on the date it becomes a Party as a Bank that, in relation to the Facilities, it is:

     (a)  either:

          (i) not resident in the United Kingdom for United Kingdom tax purposes; or

          (ii) a bank as defined in section 840A of the Income and Corporation Taxes Act 1988 and resident in the United Kingdom; and

     (b) beneficially entitled to the principal and interest payable by the Agent to it under this Agreement,

     (or, if it is not able to make those representations, will ensure that it assigns, transfers or novates its rights in respect of each Advance then made (or, if made later, when made) to an entity in respect of which both representations are correct) and, if it is able to make those representations on the date it becomes a Bank, shall forthwith notify the Agent if either representation ceases to be correct.

11.  Market Disruption

11.1 Market disturbance

     Notwithstanding anything to the contrary herein contained, if and each time that prior to or on a Drawdown Date relative to an Advance to be made (or the first day of any Interest Period in the case of an outstanding Tranche C Advance or Term-out Advance):

     (a) if LIBOR is to be determined in accordance with sub-paragraph (b) of the definition of LIBOR, only one or no Reference Bank supplies a rate for the purposes of determining LIBOR; or

     (b) the Agent is notified by Banks whose Commitments represent 35 per cent. or more of the Total Commitments that deposits in the currency of that Advance are not in the ordinary course of business available in the London Interbank Market for a period equal to the Interest Period or Term concerned in amounts sufficient to fund the participations in the relevant Advance to be made by them; or

     (c) the Agent (after consultation with the Reference Banks) shall have determined (which determination shall be conclusive and binding upon all Parties) that by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not exist for ascertaining the LIBOR applicable to such Advance during its Interest Period or Term or LIBOR does not adequately represent the cost of funding to the Banks, the Agent shall promptly give written notice of such determination or notification to the Borrowers' Agent and to each of the Banks.

11.2 Alternative Rates

     If the Agent gives a notice under Clause 11.1 (Market disturbance):

     (a) the Borrowers' Agent and the Banks may (through the Agent) agree that (in the case of a Tranche A Advance (except the Term-out Advance) or a Tranche B Advance) the Advance concerned shall not be borrowed; or

     (b) in the absence of such agreement (and in any event in the case of Tranche C Advances and Term-out Advances):

          (i) the Interest Period or Term of the Advance concerned shall be one month;

          (ii) in the case of Clause 11.1(b) (Market disturbance) the Advance shall be made in U.S. Dollars in an amount equal to the Original Dollar Amount of the Advance concerned; and

          (iii) during the Interest Period or Term of each Advance the rate of interest applicable to such Advance shall be the applicable Margin plus applicable Reserve Asset Costs plus the rate per annum notified by each Bank concerned to the Agent before the last day of such Interest Period or Term to be that which expresses as a percentage rate per annum the cost to such Bank of funding its participation in the relevant Advance from whatever sources it may reasonably select.

11.3  Non-availability of currency

      If any Bank notifies the Agent before 10.00 a.m. (London time) two Business Days prior to the proposed Drawdown Date of an Advance to be made in an Optional Currency, that it is unable for any reason to fund its participation in such Advance in the Optional Currency concerned, the Agent shall notify the Borrowers' Agent and such Bank shall make its participation in such Advance available in U.S. Dollars for the period in question.

11.4  Change in circumstances

      If before 9.00 a.m. (London time) on the proposed Drawdown Date of an Advance which is to be denominated in an Optional Currency there occurs any change in national or international financial, political or economic conditions, currency availability, currency exchange rates or exchange controls, which in the opinion of the Agent renders the making of the Advances in such currency impracticable:

      (a) the Agent shall give notice to each of the Banks and the Borrowers' Agent to that effect as soon as practicable but in any event before
           11.00 a.m. (London time) on the proposed Drawdown Date;

      (b) unless the Borrowers' Agent and the Banks agree otherwise, the Advance shall be made in U.S. Dollars and the Rate Fixing Day for the first Interest Period or the Term of the Advance shall be the Drawdown Date; and

      (c) the relevant Borrower shall pay to the Agent on behalf of the Bank any amount claimed in accordance with Clause 22.2 (Other indemnities).

12.   Increased Costs

12.1  Increased costs

(a) Subject to Clause 12.2 (Exceptions), the Borrowers' Agent shall forthwith on demand by a Finance Party pay that Finance Party the amount of any increased cost incurred by it or any of its holding companies as a result of any change in or introduction of any law or regulation (including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)   In this Agreement "increased cost" means:

      (i) an additional cost incurred by a Finance Party or any of its holding companies as a result of it performing, maintaining or funding its obligations under, this Agreement; or

     (ii) that portion of an additional cost incurred by a Finance Party or any of its holding companies in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Advances made or to be made by it under this Agreement as is attributable to it making, funding or maintaining its Advances; or

     (iii) a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement or on its capital (or the capital of any of its holding companies); or

     (iv) the amount of any payment made by a Finance Party, or the amount of interest or other return foregone by a Finance Party, calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

12.2 Exceptions

     Clause 12.1 (Increased costs) does not apply to any increased cost:

     (a)  compensated for by the payment of the Reserve Asset Costs;

     (b) attributable to any tax or amounts in respect of tax which must be deducted from any amounts payable or paid by a Borrower or paid or payable by the Agent to a Finance Party under the Finance Documents or in respect of which additional amounts have been paid under Clause
          10.1 (Gross-up) (above); or

     (c) which is, or is attributable to, any tax on the overall net income, profits or gains of a Finance Party or any of its holding companies (or the overall net income, profits or gains of a division or branch of the Finance Party or any of its holding companies) or any branch profit tax with respect to such division or branch.

13.  Illegality and Mitigation

13.1 Illegality

     If it becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance, then the Bank may notify the Borrowers' Agent through the Agent accordingly and thereupon:

     (a) each Borrower shall, upon request from that Bank to the extent required and within the period allowed or if no period is allowed, forthwith, repay the participation of that Bank in any Advances made to it by that Bank together with all other amounts payable by it to that Bank under this Agreement;

     (b) the Bank's Tranche A Commitment, Tranche B Commitment and Tranche C Commitment shall be cancelled.

13.2 Mitigation

     Notwithstanding the provisions of Clauses 10 (Taxes), 12 (Increased Costs) and 13.1 (Illegality), if in relation to a Bank or (as the case may be) the Agent circumstances arise which would result in:

     (a) any deduction, withholding or payment of the nature referred to in Clause 10 (Taxes); or

     (b) any increased cost of the nature referred to in Clause 12 (Increased Costs); or

     (c)  a notification pursuant to Clause 13.1 (Illegality),

     then without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the Agent, such Bank shall promptly upon becoming aware of the same notify the Agent thereof (whereupon the Agent shall promptly notify the Borrowers' Agent) and such Bank shall use reasonable endeavours to transfer its participation in the Facility and its rights hereunder and under the Finance Documents to another financial institution or Facility Office not affected by the circumstances having the results set out in (a), (b) or (c) above and shall otherwise take such reasonable steps as may be open to it to mitigate the effects of such circumstances provided that such Bank shall not be under any obligation to take any such action if, in its opinion, to do so would or would be likely to have a material adverse effect upon its business, operations or financial condition or would involve it in any unlawful activity or any activity that is contrary to its policies or any request, guidance or directive of any competent authority (whether or not having the force of law) or (unless indemnified to its satisfaction) would involve it in any significant expense or tax disadvantage.

14.  Guarantee

14.1 Guarantee

     Each Guarantor jointly and severally irrevocably and unconditionally:

     (a) as principal obligor, guarantees to each Finance Party prompt performance by each Borrower of all its obligations under the Finance Documents;

     (b) undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall forthwith on demand by the Agent pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

     (c) indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by any Guarantor is or becomes unenforceable, invalid or illegal.

14.2 Continuing guarantee

     This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in part.

14.3 Reinstatement

(a) Where any discharge (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantors under this Clause 14 shall continue as if the discharge or arrangement had not occurred (but only to the extent that such payment, security or other disposition is avoided or restored).

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.4 Waiver of defences

     The obligations of the Guarantors under this Clause 14 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 14 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

     (a) any time or waiver granted to, or composition with, any Borrower or other person;

     (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

     (c) any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

     (d) any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 14 shall include each variation or replacement;

     (e) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Guarantors' obligations under this Clause 14 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; and

     (f) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantors' obligations under this Clause 14 shall be construed as if there were no such circumstance.

14.5 Immediate recourse

     Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 14.

14.6 Appropriations

     Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

      (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

      (b) hold in a suspense account any moneys received from any Guarantor or on account of that Guarantor's liability under this Clause 14, without liability to pay interest on those moneys.

14.7  Non-competition

      Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 14:

      (a) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause 14;

      (b) claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

      (c) receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower, or exercise any right of set-off as against any Borrower.

      Each Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 14.7.

14.8  Additional security

      This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

14.9  Removal of Guarantors

      Any Guarantor which is not a Borrower (other than the Parent and the Company) may, at the request of the Borrowers' Agent and if no Default is continuing, cease to be a Guarantor by entering into a supplemental agreement to this Agreement at the cost of the Borrowers' Agent in such form as the Agent may reasonably require which shall discharge that Guarantor's obligations as a Guarantor under this Agreement.

15.   Representations and Warranties

15.1  Representations and warranties

      Each Obligor makes the representations and warranties set out in this Clause 15 to each Finance Party (but in the case of an Obligor other than the Parent only in respect of itself).

15.2  Status

(a) It is a duly incorporated and validly existing corporation under the laws of the jurisdiction of its incorporation; and

(b) each member of the Group has the power to own its assets and carry on its business as it is being conducted.

15.3  Powers and authority

      It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents and the Merger Agreement to which it is or will be a party and the transactions contemplated by those Finance Documents and the Merger Agreement (subject, in the case of the Merger Agreement, to obtaining the shareholders resolution referred to in paragraph 5(b) of
      Schedule 2, Part I (Conditions Precedent Documents)).

15.4  Legal validity

      Each Finance Document and the Merger Agreement to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms subject, as to matters of law, to the qualifications contained in the legal opinions referred to in Schedule 2.

15.5  Non-conflict

      The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the Merger Agreement do not and will not conflict with:

      (a)  any law or regulation or judicial or official order; or

      (b)  the constitutional documents of any member of the Group; or

      (c) any document which is binding upon any member of the Group or any asset of any member of the Group,

      in any such case to an extent or in a manner which would have a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement.

15.6  No Default

(a) No Default is outstanding or is reasonably likely to result from any Advance; and

(b) no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, is reasonably likely to constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which is reasonably likely to have a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement.

15.7  Authorisations

      All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect (subject, in the case of the Merger only, to obtaining all approvals required under the Merger Agreement).

15.8  Licences

(a)   A member of the Group is duly licensed by the Secretary of State under
      Section 6(1)(a) of the Electricity Act;

(b)   a member of the Group is duly licensed by the Secretary of State under
      Section 6(1)(c) of the Electricity Act and, if changes to separate supply and distribution functions are implemented, is duly licensed for both supply and distribution to any premises in that member's authorised area and for supply in any other areas in which it is making a supply of electricity to the extent that such licences are required for that Group member's business at that time; and

(c) after Libra becomes a member of the Group, each member of a U.S. Regulated Group is duly licensed by the relevant authorities under Energy Laws applicable to it to the extent required for its business.

15.9  Compliance with Licences and regulations

      None of PowerGen UK plc or PowerGen Energy plc or, following the Libra Merger Completion Date, any member of any U.S. Regulated Group is in breach of any of its obligations (if any) under its Licences, the Electricity Act or any other Energy Law in any such case applicable to it to an extent or in a manner which would be reasonably likely to have a material adverse effect on the ability of the Obligors (taken as a whole) to perform their obligations under this Agreement.

15.10 Accounts

(a) In the case of the Parent, the audited consolidated accounts of the Group most recently delivered to the Agent (which, at the date of this Agreement, are the Original Group Accounts):

      (i) have been prepared in accordance with accounting principles and practices generally accepted in the United Kingdom consistently applied; and

      (ii) give a true and fair view of the consolidated financial condition of the Group as at the date to which they were drawn up.

(b) There has been no material adverse change in the business, assets or the consolidated financial condition of the Group since the date to which the Original Group Accounts were drawn up which would be reasonably likely to have a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement.

(c) In the case of each Obligor (other than the Parent), its audited accounts most recently delivered to the Agent:

      (i) have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation consistently applied; and

      (ii) give a true and fair view of its financial condition as at the date to which they were drawn up.

15.11 Litigation

      No litigation, arbitration or administrative proceedings in relation to any member of the Group are current or, to its knowledge, pending or threatened, which would, in the opinion of the Directors of the Parent, have a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement.

15.12 Information

(a) The factual information in relation to the Group in the Information Package is to the best of the Parent's knowledge and belief true and accurate in all material respects, opinions expressed about the Group in the Information Package were honestly held and all projections in the Information Package were based on assumptions considered to be reasonable as at the date of which the Information Package speaks and all such factual information, opinions and assumptions were provided in good faith and after due enquiry as to their accuracy. Although the Parent has not verified all the information in the Information Package relating to the Libra Group it has no reason to believe that any factual statement in the Information Package relating to the Libra Group is incorrect in any respect which is material in the context of the Facilities.

(b) The Information Package did not omit at its date any information which made misleading in any material respect any information in the Information Package.

(c)   In this Clause 15.12 "Information Package" means:

      (i) the Information Memorandum to be prepared and delivered to the Banks in connection with the primary syndication of the Facilities; and

      (ii) the financial model in relation to the Group as expanded consequent upon the acquisition of Libra dated on or about the Signing Date prepared by the Parent and initialled for identification by the Parent and the Arrangers on or before the Signing Date (and including the assumptions on which such model was based).

15.13 ERISA

(a) Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the U.S. Code with respect to each Plan maintained by such member or any member of the Controlled Group to which such minimum funding standards apply.

(b) Each member of the Controlled Group is in compliance with the material applicable provisions of ERISA, the U.S. Code and any other applicable United States Federal or State law with respect to each Plan except where such non-compliance could reasonably be expected not to have a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement.

(c) No Reportable Event has occurred with respect to any Plan maintained by the U.S. Obligor or any member of the Controlled Group, and no steps have been taken to reorganise or terminate any such Plan or by that Obligor or any member of the Controlled Group to effect a complete or partial withdrawal from any Multi-Employer Plan except where such non-compliance, Reportable Event, reorganisation, termination or withdrawal could reasonably be expected not to have a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement.

(d)   No member of the Controlled Group has:

      (i) sought a waiver of the minimum funding standard under Section 412 of the U.S. Code in respect of any Plan;

      (ii) failed to make any contribution or payment to any Plan, or made any amendment to any Plan, and no other event, transaction or condition has occurred which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the U.S. Code; or

      (iii) incurred any material, actual liability under Title I or Title IV or ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

15.14 U.S.  Obligors

(a) Each Obligor either (i) is not an investment company required to be registered under the United States Investment Company Act of 1940, as amended, or (ii) is exempt from the registration provisions of that Act pursuant to an exemption under that Act.

(b) None of the proceeds of any Advance will be used, directly or indirectly by any Borrower, and whether immediately, ultimately or incidentally, for any purpose which results in a violation by any Obligor of the provisions of Regulations T, U or X.

(c) Neither the Parent nor any of its Subsidiaries is at the Signing Date subject to regulation as a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of PUHCA. Following the Libra Merger Completion Date, the Company will be a "holding company" and each of its Subsidiaries will be "subsidiary companies" within the meaning of PUHCA. Without limiting Clause 15.7 (Authorisations), the Parent and each of its Subsidiaries will be at all relevant times in compliance in all material respects with all applicable provisions of that Act and the rules, regulations and orders issued thereunder and no Advance will result in any breach or failure to comply with the applicable provisions of PUHCA and any applicable rules, regulations and orders issued thereunder.

15.15 Ownership of the Company

      The Company is a wholly-owned Subsidiary of the Parent.

15.16 Times for making representations and warranties

      The representations and warranties set out in this Clause 15:

      (a) in the case of each Obligor which is a Party on the date of this Agreement, are made on the date of this Agreement and, in the case of Clause 15.12 (Information), on the last day of the Primary Syndication Period;

      (b) (except in the case of Clauses 15.10(b) (Accounts) and 15.12 (Information)) in the case of an Obligor which becomes a Party after the date of this Agreement, will be deemed to be made by that Obligor on the date it executes a Borrower Accession Agreement or Guarantor Accession Agreement, as the case may be; and

      (c)  are deemed to be repeated by each Obligor on:

           (i) except in the case of Clauses 15.10(b) (Accounts) and 15.12 (Information), the date of each Request;

           (ii) except in the case of Clauses 15.6 (No Default), 15.10(b) (Accounts), 15.11 (Litigation) and 15.12 (Information), the first day of each Interest Period or Term, as the case may be; and

          (iii) except in the case of Clauses 15.10(b) (Accounts) and 15.12 (Information), each Drawdown Date with reference to the facts and circumstances then existing.

16.   Undertakings

16.1  Duration

      The undertakings in this Clause 16 (Undertakings) will remain in force from the Signing Date for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2  Financial information

      The Parent shall supply to the Agent in sufficient copies for all the
      Banks:

      (a) as soon as the same are available (and in any event within 180 days of the end of each of the financial years of each member of the Group specified in this paragraph (a)):

          (i) in the case of the Parent, the audited consolidated accounts of the Group for that financial year;

          (ii) the audited consolidated accounts for that financial year of the Libra Group and the PowerGen UK Group; and

          (iii) in the case of each other Obligor, its audited accounts for that financial year;

     (b) in the case of the Parent, as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years) the unaudited consolidated accounts of the Group for that half-year;

     (c) in the case of the Parent, together with the accounts specified in paragraphs (a) and (b) above, a certificate signed by two of its senior officers on its behalf:

          (i) setting out in reasonable detail computations establishing compliance with Clause 16.18 (Financial covenants) as at the date to which those accounts were drawn-up;

          (ii) identifying the Principal Subsidiaries, if any, on the basis of those accounts; and

          (iii) certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.3 Information - Miscellaneous

     The Parent shall supply to the Agent:

     (a) all documents despatched by it to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are despatched;

     (b) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which would, in the opinion of the Directors of the Parent, if adversely determined, have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement; and

     (c) promptly, such further information in the possession or control of any member of the Group regarding its financial condition as any Finance Party through the Agent may reasonably request,

     in sufficient copies for all of the Banks, if the Agent so requests.

16.4 Notification of Default

     The Parent shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

16.5 Authorisations

     Each Obligor shall promptly:

     (a)  obtain, maintain and comply with the terms of; and

     (b)  if requested, supply certified copies to the Agent of,

     any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

16.6  Pari passu ranking

      Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations which from time to time are mandatorily preferred by law applying to companies generally.

16.7  Negative pledge

      No Obligor shall, and the Parent shall procure that no other member of the PowerGen US Group (other than any member of the Libra Group) will, create or permit to subsist any Security Interest on any of its assets other than any Permitted Security Interests.

16.8  Disposals

      No Obligor shall, and the Parent shall procure that no other member of the Group will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any part of its assets other than:

      (a) a disposal made in the ordinary course of business of the disposing entity; or

      (b) disposals of assets or businesses in exchange for other assets or businesses to the extent two directors of the Parent have certified to the Agent that, in their view, the assets or businesses acquired are comparable or superior as to value or earnings generation provided that where any such exchange includes a cash adjustment payable to the Group, the exchange element shall be permitted under this paragraph (b) but the cash adjustment shall be treated as the Net Available Proceeds of a Cash Disposal (and any non-cash adjustment shall be treated as an Asset Disposal within paragraph (b) of the definition of Net Available Proceeds); or

      (c) Asset Disposals to the extent the appropriate proportion of the Net Available Proceeds is applied in reduction of the Facilities in accordance with Clause 7.5 (Mandatory reduction from Asset Disposals and Capital Market Issues); or

      (d)  Asset Disposals to the extent that, pursuant to paragraphs (c), (d),
           (e) or (f) of Clause 7.5 (Mandatory reduction from Asset Disposals and Capital Market Issues), the Net Available Proceeds thereof are not required to be applied in reduction of the facilities; or

      (e) a disposal of assets to any other member of the Group except that no member of the PowerGen US Group may make any disposal to a member of the PowerGen UK Group other than disposals by members of the Libra Group of shares in companies specified in Schedule 8 (Libra Foreign Utility Companies); or

      (f) a disposal of assets on arm's length terms pursuant to a securitisation (provided that any Borrowings of any entity incurred to finance that securitisation are included in Borrowings of the member of the Group making the relevant disposal, as contemplated by sub-paragraph (iv) of the definition of "Borrowings"); or
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                                       59

      (g) (i) any non-cash disposal on arm's length terms by a member of the PowerGen UK Group where the assets disposed of are transferred to a joint venture in which the Parent has an ownership interest (direct or indirect) of not less than 50 per cent.; or

           (ii) any issue of shares for cash by a member of the PowerGen UK Group where the Parent retains at least 50 per cent. ownership (direct or indirect) in the issuer and the proceeds of such issue are invested in the business of the issuer, provided that to the extent the aggregate book value (expressed in Sterling at the rate of exchange used in the accounts in (l) below) of all assets disposed of under (i) above and, without double counting, the assets of any member of the PowerGen UK Group which has issued shares under (ii) exceeds 20 per cent. of the aggregate of (1) the total assets of the Group (as determined from the audited consolidated accounts of the Group for the year ended 2nd January,
           2000) and (2) the total assets of the Libra Group (as determined from the audited consolidated accounts of the Libra Group for the year ended 31st December, 1999), then an amount equal to the excess shall be deemed to be an Asset Disposal and must be applied in reduction of the Facilities in accordance with Clause 7.5 (Mandatory reduction from Asset Disposals and Capital Markets Issues) ; or

      (h) any disposal on arm's length terms made by a member of a U.S. Regulated Group to the extent that an amount equal to the net proceeds of such disposal are invested in new assets of a member of a U.S. Regulated Group within six months of the relevant disposal; or

      (i)  a disposal to which the Majority Banks have agreed in writing,

      provided that no disposal may be made under this Clause 16.8 if, after such disposal:

           (A) both U.S Regulated Entities would not be members of the PowerGen US Group; or

           (B) substantially all of the assets of both U.S Regulated Groups would have been disposed of outside the PowerGen US Group,

      unless, on or before the completion date of any such disposal, the Total Commitments have been cancelled and all outstandings under the Facilities have been repaid in full.

16.9  Change of business

      The Parent shall procure that the energy business shall at all times continue to be the main part of the business of the Group.

16.10 Restriction on Borrowings

      The Parent shall procure that no member of the Group shall create, assume, incur, guarantee or otherwise be liable in respect of or have outstanding any Borrowings other than:
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                                       60

       (i)   any Borrowings under this Agreement; or

       (ii)  any Borrowings incurred by the Parent, or the Company; or

       (iii) any Borrowings of any Subsidiary of the Parent which has no material assets other than loans to the Parent or the Company (either directly or indirectly through members of the Group with no material assets other than those loans); or

       (iv) intra-Group Borrowings permitted under Clause 16.12 (Intra-Group Borrowing);

       (v) any Borrowings incurred by any member of the PowerGen UK Group provided that the Total Consolidated Net Borrowings of the PowerGen UK Group, do not (subject to Clause 7.5(d)) exceed
             (Pounds)4,000,000,000 until 31st December, 2000,
             (Pounds)3,500,000,000 from 1st January 2001 to 30th June, 2003 and (Pounds)4,000,000,000 thereafter; or

       (vi) any Borrowings incurred by any member of the Libra Group provided that the Total Consolidated Net Borrowings of the Libra Group do not (subject to Clause 7.5(d)) exceed U.S.$3,250,000,000.

       In this Clause 16.10, "Total Consolidated Net Borrowings" has the same meaning as in Clause 16.18 (Financial covenants), save that references to the Group are references to the PowerGen UK Group and Libra Group (as appropriate).

16.11  Intra-Group guarantees

       The Parent shall procure that no member of the Group gives any guarantees of any Borrowings of any other member of the Group provided that this restriction shall not apply to any guarantees given:

       (a) by any member of the PowerGen UK Group in respect of any other member of the PowerGen UK Group; or

       (b) by any member of the Libra Group in respect of any other member of the Libra Group; or

       (c) by the Parent or the Company in respect of Borrowings by the Parent and/or the Company or any Subsidiary referred to in Clause 16.10(iii); or

       (d)  to the Finance Parties of obligations under the Finance Documents.

16.12  Intra-Group Borrowing

       The Parent shall procure that no member of the Group will have any Borrowings from any other member of the Group other than Borrowings:

       (a) by a member of the PowerGen UK Group from any other member of the PowerGen UK Group;

       (b) by a member of the PowerGen US Group from any other member of the PowerGen US Group;
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                                       61

       (c) by the Parent or the Company from any member of the PowerGen UK Group; and

       (d) by a member of the PowerGen UK Group from the Parent provided that such Borrowings may not exceed at any time the aggregate of (i) distributable reserves of the Parent at such time plus (ii) (without double counting any amount included in (i)) an amount equal to the total net proceeds of all equity issues made by the Parent after the Signing Date.

16.13  Licence

       The Parent shall, or shall procure that any member of the Group holding a Licence shall:

       (a) comply in all respects with the terms of the Licence to the extent that non-compliance would have (whether immediately or in the course of time) a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement; and

       (b) not consent, without the prior written consent of the Majority Banks, to any revocation of the Licence or to any material modification of the terms thereof if such modification would have (whether immediately or in the course of time) a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement.

16.14  Insurance

       Each Obligor will, and the Parent shall procure that each of its Subsidiaries will, effect insurances over and in respect of its assets and business against such risks and to such extent and in such a manner as is usual for companies carrying on such a business in the country concerned.

16.15  Environmental undertakings

(a) Each Obligor will not, and the Parent will procure that no other member of the Group will, other than when duly licensed by the appropriate regulatory authorities, use, generate, store, handle, transport, dump, release, deposit, bury, emit, abandon or place any Dangerous Substance at, on, from or under any property which it owns or occupies if to do so could reasonably be expected to have a material adverse effect on the ability of the Obligors taken together to perform their obligations under the Finance Documents.

(b) Each Obligor will, and the Parent will procure that each other member of the Group will, comply in all respects (consistently with the manner in which similar businesses operating in the relevant jurisdiction comply) with:

       (i)  all applicable Environmental Laws; and

       (ii) the terms of all Environmental Approvals necessary for the ownership and operation of its facilities and businesses as owned and operated from time to time,
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                                       62

       if failure to do so could reasonably be expected to have a material adverse effect on the ability of the Obligors taken together to perform their obligations under the Finance Documents.

16.16  Hedging

       The Parent will (or will procure that other members of the Group will), no later than three months after the Signing Date, effect and thereafter maintain interest rate hedging so as to pay fixed rates on a percentage of a notional principal amount of not less than 60 per cent. of the amount of Total Consolidated Net Borrowings of the Group from time to time projected by the Parent to be outstanding during the period up to and including the date which is 30 months after the Signing Date (but on the first Anniversary that percentage will reduce from 60 per cent. to 45 per cent.).

16.17  The Merger

(a) The Parent shall keep the Arrangers informed as to the status and progress of the Merger and shall promptly notify the Agent of any material amendment or waiver of any term or condition of the Merger Agreement (including, without limitation, any referral to, or any correspondence of a material nature with, any applicable securities regulatory authority except to the extent restricted by any confidentiality obligation imposed by law).

(b)    The Parent:

       (i) will procure that no material changes are made to the Merger Agreement which would result in:

            (1) less than 100 per cent. of the issued share capital of Libra being acquired by the Company directly or indirectly; or

            (2) an increase in the consideration payable in connection with the Merger; and

       (ii) will not amend or waive any condition set out in Article VII,
            Section 7.1(b) (Regulatory Consents) and 7.2(d) (PUHCA Approval) of the Merger Agreement,

       without the prior written consent of the Majority Banks.

16.18  Financial covenants

(a)    In this Clause 16.18

       "Cash and Cash Equivalents"

       means:

       (i) cash in hand and deposits with any bank or other financial institution (including cash in hand and deposits denominated in foreign currencies);

       (ii) marketable obligations of any sovereign issuer which has a long term sovereign debt rating of at least A2 with Moody's or A with S&P; and
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                                       63

     (iii) marketable obligations, maturing within six months, of issuers with a short term debt rating of at least P-3 with Moody's or A-3 with S&P or a long term debt rating of at least Baa3 with Moody's or BBB-with S&P, to the extent beneficially owned by a member of the Group free of restrictions (other than exchange control requirements) on withdrawal or transfer (in the case of cash) and (in all cases) unencumbered by any Security Interests other than Permitted Security Interests.

     "Consolidated Profits Before Interest and Tax"

     means, in respect of any period, the consolidated net pre-taxation profits on operating activities (after adding back Net Interest Payable and amortisation of goodwill and excluding (i) any Exceptional Items and (ii) non-cash lease payment receipts arising from the disposal of generation assets but including profits and losses from associated companies) of the Group for that period based on the latest accounts supplied to the Agent pursuant to Clause 16.2(a)(i) or 16.2(b) (Financial information).

     "EBITDA"

     means, in respect of any period, Consolidated Profits Before Interest and Tax for that period after adding back depreciation and (without double counting) amortisation of goodwill.

     "Exceptional Items"

     has the meaning given to it in FRS3 issued by the Accounting Standards
     Board.

     "Interest Payable"

     means, in respect of any financial period, all interest, discount and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) or treated for accounting purposes as interest, incurred by the Group in effecting, servicing or maintaining consolidated Borrowings of the Group during that period.

     "Interest Receivable"

     means, in respect of any financial period, interest and amounts in the nature of interest received during that period by the Group from persons outside the Group.

     "Net Interest Payable"

     means, in respect of any financial period, Interest Payable during that period less Interest Receivable during that period.

     "Total Consolidated Net Borrowings"

     means the aggregate principal amount (or amounts equivalent to principal, howsoever described) comprised in the Borrowings of the Group at the time calculated on a consolidated basis minus Cash and Cash Equivalents held by any member of the Group.

(b) All the terms used in paragraph (a) above are to be calculated in accordance with the accounting principles applied in connection with the Original Group Accounts.
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                                       64

(c) If there is a dispute as to any interpretation of or computation for paragraph (a) above, the interpretation or computation of the auditors for the time being of the Parent will prevail.

(d)  The Parent shall procure that:

     (i) the ratio of average Total Consolidated Net Borrowings to EBITDA for each period of 12 months ending on a date specified in Column 1 below falling prior to the First Drawdown Date shall not exceed the ratio specified opposite such date in Column 2 below:


                          Column 1                    Column 2

                      30th June, 2000                  4.00:1

                    31st December, 2000                4.25:1

                      30th June, 2001                  4.25:1

                    31st December, 2001                4.25:1


          and for each period of 12 months ending on each 30th June and 31st December falling after the First Drawdown Date the ratio of average Total Consolidated Net Borrowings to EBITDA shall not exceed 5.5:1, and for the purposes of this sub-paragraph (i), "average Total Consolidated Net Borrowings" for any period will be calculated as the aggregate of the Total Consolidated Net Borrowings outstanding on the last day of each accounting month during that period divided by the number of months ending in that period (as shown in the Parent's certificate for that period delivered under Clause 16.2(c) (Financial information)).

     (ii) the ratio of Consolidated Profits Before Interest and Tax to Net Interest Payable for each period of 12 months ending on a date specified in Column 1 below falling prior to the First Drawdown Date shall not be less than the amount specified opposite such date in Column 2 below:


                          Column 1                     Column 2

                       30th June, 2000                  2.50:1

                     31st December, 2000                2.25:1

                       30th June, 2001                  2.25:1

                     31st December, 2001                2.50:1


          and for each period of 12 months ending on each 30th June and 31st December after the First Drawdown Date the ratio of EBITDA to Net Interest Payable shall not be less than 2.1:1.
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                                       65

     (iii)  Total Consolidated Net Borrowings do not at any time:

            (1) (if the First Drawdown Date has not occurred) exceed (A) (Pounds)4,000,000,000 on or prior to 31st December, 2000 and
                 (B) (Pounds)3,500,000,000 thereafter; or

            (2) (if the First Drawdown Date has occurred), exceed (Pounds)7,250,000,000.

17.  Default

17.1 Events of Default

     Each of the events set out in Clauses 17.2 (Non-payment) to 17.18 (Material adverse change) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

17.2 Non-payment

     An Obligor does not pay within three Business Days of notification by the Agent any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable.

17.3 Breach of other obligations

     An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 17.2 (Non-payment)) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the date on which the Agent gives notice to the Borrowers' Agent requiring the same to be remedied.

17.4 Misrepresentation

     A representation, warranty or statement made or repeated by any Obligor in or in connection with any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

17.5 Cross-default

(a) Any Borrowings of a member of the Group are not paid when due or within any applicable grace period provided in the documentation therefor; or

(b) any Borrowings of a member of the Group become prematurely due and payable or capable of being declared prematurely due and payable or are placed on demand in each case as a result of an event of default (howsoever described) under the document relating to those Borrowings; or

(c) any Security Interest securing Borrowings over any asset of a member of the Group becomes enforceable and the holder thereof shall commence proceedings or appoint a receiver, manager or similar officer to take steps to enforce the same,
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                                       66

     except that this Clause 17.5 shall not apply to:

     (i) Borrowings of Group members the principal or settlement amounts of which are in aggregate (Pounds)25,000,000 or less (other than any individual Borrowing by any member of the Group the aggregate principal or settlement amount of which exceeds (Pounds)20,000,000);

     (ii)   Project Finance Borrowings;

     (iii) Borrowings liability for payment of which is being contested in good faith by appropriate proceedings;

     (iv) Borrowings of a type referred to in paragraph (g) of the definition of Borrowings in Clause 1.1, unless such Borrowings have not been repaid within three Business Days of becoming due; or

     (v) during the Clean-up Period, Borrowings of any member of the Libra Group outstanding as at the date it became a member of the Group.

17.6 Insolvency

(a) An Obligor or a Principal Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts (within the meaning of Section 123(1) or, in the case of the Parent only, 123(2) of the Insolvency Act 1986 but, for the purposes of this Clause 17.6, Section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for "(Pounds)750" there was substituted "(Pounds)250,000" or such higher figure as the Majority Banks may from time to time agree);

(b) an Obligor or a Principal Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c) an Obligor or a Principal Subsidiary by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

17.7 Administration

(a) Any meeting of an Obligor or a Principal Subsidiary is convened for the purpose of considering any resolution to present an application for an administration order; or

(b) an Obligor or a Principal Subsidiary passes a resolution to present an application for an administration order; or

(c) an application for an administration order in relation to an Obligor or a Principal Subsidiary is presented to the court and either (i) the Parent or such Principal Subsidiary does not apply to the court within 30 days after the presentation of such petition requesting the court to refuse such petition or (ii) it does so apply but such petition is not refused by such court within 60 days after such application for the refusal of such petition; or
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                                      67

(d) an Obligor or a Principal Subsidiary has an administration order made in relation to it.

17.8  Compositions etc.

      An Obligor or a Principal Subsidiary has any voluntary arrangement proposed in relation to it under Section 1 of the Insolvency Act 1986 or enters into any other composition, scheme of arrangement, compromise or arrangement involving an Obligor or an Principal Subsidiary and its respective creditors generally (other than for the purposes of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks).

17.9  Winding up

(a) Any meeting of the shareholders of an Obligor or a Principal Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding up (other than in connection with a reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks); or

(b) an Obligor or a Principal Subsidiary passes any resolution for its winding up other than a resolution previously approved in writing by the Majority Banks (other than in connection with a reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks); or

(c) a petition for the winding up of an Obligor or a Principal Subsidiary is presented to the court and either (i) an Obligor or such Principal Subsidiary does not apply to the court within 30 days after the presentation of such petition requesting the court to refuse such petition, or (ii) it does so apply but such petition is not refused by such court within 60 days after such application for the refusal of such petition; or

(d) an Obligor or a Principal Subsidiary becomes subject to a winding up order.

17.10 Appointment of receivers and managers

(a) Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or a Principal Subsidiary or any material part of its assets or undertaking; or

(b) the directors of an Obligor or a Principal Subsidiary request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like.

17.11 Creditors' process

      Any attachment, sequestration, distress or execution affects any asset of an Obligor or a Principal Subsidiary and is not discharged within 21 days.

17.12 Analogous proceedings

      There occurs, in relation to an Obligor or a Principal Subsidiary, any event anywhere which, in the opinion of the Majority Banks, appears to correspond with any of those mentioned in Clauses 17.6 to 17.9 (inclusive).
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                                      68

17.13  Unlawfulness

       It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

17.14  Guarantee

       The guarantee of any Guarantor is not effective or is alleged by any Obligor to be ineffective for any reason.

17.15  The Parent

       Any single person, or group of persons (other than the Secretary of State and the Treasury Solicitor) acting in concert (as defined in the City Code on Take-overs and Mergers), acquires control after the date of this Agreement (as defined in Section 416 of the Income and Corporation Taxes Act 1988) of the Parent.

17.16  Revocation and modification of Licence

       Other than changes arising from the current version of the UK Utilities Bill as at the Signing Date, any Licence is:

       (a) revoked or surrendered (or any notice of revocation is issued by any regulatory authority); or

       (b) modified,

       in any manner or circumstances which would have a material adverse effect on the ability of the Obligors taken together to perform their obligations under this Agreement.

17.17  Pooling and Settlement Agreement

       Any notice declaring an Event of Default (as defined in the Pooling and Settlement Agreement) is given to any member of the Group under Clauses
       66.1.1 or 66.2.1 of the Pooling and Settlement Agreement (or any corresponding clauses in any agreement amending or replacing the Pooling and Settlement Agreement).

17.18  Material adverse change

       Any change in the financial condition of the Group taken as a whole which materially and adversely affects the business, assets or consolidated financial condition of the Group taken as a whole which is likely to have a material adverse effect on the ability of the Obligors taken as a whole to comply with their obligations under the Finance Documents.

17.19  Acceleration

       On and at any time after the occurrence of an Event of Default while such event is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Borrowers' Agent:
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                                      69

     (a)  cancel the Total Commitments; and/or

     (b) demand that all the Advances, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

     (c) demand that all the Advances be payable on demand, whereupon they shall immediately become payable on demand.

18.  The Agents and the Arrangers

18.1 Appointment and duties of the Agents

     Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents and each Swingline Bank appoints the Swingline Agent to act as its agent in relation to the Swingline Facility, and each Finance Party irrevocably authorises the Agent or, as the case may be, the Swingline Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent or, as the case may be, the Swingline Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

18.2 Role of the Arrangers

     Except as otherwise provided in this Agreement, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

18.3 Relationship

     The relationship between the Agent or, as the case may be, the Swingline Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent or, as the case may be, the Swingline Agent as trustee or fiduciary for any other Party or any other person and the Agent or, as the case may be, the Swingline Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

18.4 Majority Banks' directions

     The Agent or, as the case may be, the Swingline Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent or, as the case may be, the Swingline Agent may act as it considers to be in the best interests of all the Banks.

18.5 Delegation

     The Agent or, as the case may be, the Swingline Agent may act under the Finance Documents through its personnel and agents.
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                                      70

18.6 Responsibility for documentation

     Neither the Agent, the Swingline Agent nor any Arranger is responsible to any other Party for:

     (a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

     (b)  the collectability of amounts payable under any Finance Document; or

     (c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

18.7 Default

(a) The Agent or, as the case may be, the Swingline Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. Neither the Agent nor the Swingline Agent will be deemed to have knowledge of the occurrence of a Default. However, if the Agent or, as the case may be, the Swingline Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b) The Agent or, as the case may be, the Swingline Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

18.8 Exoneration

(a) Without limiting paragraph (b) below, the Agent or, as the case may be, the Swingline Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of the Agent or, as the case may be, the Swingline Agent in respect of any claim it might have against the Agent or, as the case may be, the Swingline Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

18.9 Reliance

     The Agent or, as the case may be, the Swingline Agent may:

     (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

     (b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and
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                                      71

      (c) engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent's or, as the case may be, the Swingline Agent's employment and those representing a Party other than the Agent or, as the case may be, the Swingline Agent).

18.10 Credit approval and appraisal

      Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

      (a) has made its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent, the Swingline Agent or the Arrangers in connection with any Finance Document; and

      (b) will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

18.11 Information

(a) The Agent or, as the case may be, the Swingline Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent or, as the case may be, the Swingline Agent by a Party for that person.

(b) The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clauses 4 (Conditions Precedent), 25.4 (Additional Borrowers) or 25.5 (Additional Guarantors) upon the request and at the expense of that Bank.

(c) Except where this Agreement specifically provides otherwise, the Agent or, as the case may be, the Swingline Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d) Except as provided above, the Agent or, as the case may be, the Swingline Agent has no duty:

      (i) either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Borrower or any related entity of any Borrower whether coming into its possession or that of any of its related entities before, on or after the Signing Date; or

      (ii) unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from any Borrower.

18.12 The Agent and the Arrangers individually

(a) If it is also a Bank, each of the Agent, the Swingline Agent and the Arrangers has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent, the Swingline Agent or an Arranger.
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                                      72

(b)   Each of the Agent, the Swingline Agent and the Arrangers may:

      (i)   carry on any business with a Borrower or its related entities;

      (ii) act as agent or trustee for, or in relation to any financing involving, a Borrower or its related entities; and

      (iii) retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

18.13 Indemnities

(a) Without limiting the liability of any Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent or, as the case may be, the Swingline Agent for its proportion of any liability or loss incurred by the Agent or, as the case may be, the Swingline Agent in any way relating to or arising out of its acting as the Agent or, as the case may be, the Swingline Agent, except to the extent that the liability or loss arises directly from the Agent's or, as the case may be, the Swingline Agent's negligence or wilful misconduct.

(b) A Bank's proportion of the liability or loss set out in paragraph (a) above is the proportion which the Original Dollar Amount of its Advance(s) bears to the Original Dollar Amount of all Advances outstanding on the date of the demand. If, however, no Advances are outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c) The Borrowers' Agent shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above except to the extent it arises out of the Bank's negligence or default.

18.14 Compliance

(a) The Agent or, as the case may be, the Swingline Agent, may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) Without limiting paragraph (a) above, the Agent or, as the case may be, the Swingline Agent, need not disclose any information relating to any Borrower or any of its related entities if the disclosure might, in the opinion of the Agent or, as the case may be, the Swingline Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

18.15 Resignation of Agents

(a) Notwithstanding its irrevocable appointment, the Agent or, as the case may be, the Swingline Agent, may resign by giving notice to the Banks and the Borrowers' Agent, in which case the Agent or, as the case may be, the Swingline Agent, may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may after consultation with the
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                                      73

     Borrowers' Agent appoint a successor Agent or, as the case may be, successor Swingline Agent.

(b) If the appointment of a successor Agent or, as the case may be, successor Swingline Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent or, as the case may be, successor Swingline Agent which accepts the appointment, the retiring Agent or, as the case may be, the retiring Swingline Agent may, following consultation with the Borrowers' Agent, appoint a successor Agent or, as the case may be, successor Swingline Agent.

(c) The resignation of the retiring Agent or, as the case may be, retiring Swingline Agent and the appointment of any successor Agent or, as the case may be, successor Swingline Agent will both become effective only upon the successor Agent or, as the case may be, successor Swingline Agent notifying all the Parties that it accepts the appointment. On giving the notification and receiving such approval, the successor Agent or, as the case may be, successor Swingline Agent will succeed to the position of the retiring Agent or, as the case may be, retiring Swingline Agent and the term "Agent" or, as the case may be, "Swingline Agent" will mean the successor Agent or, as the case may be, successor Swingline Agent.

(d) The retiring Agent or, as the case may be, retiring Swingline Agent shall, at its own cost, make available to the successor Agent or, as the case may be, successor Swingline Agent such documents and records and provide such assistance as the successor Agent or, as the case may be, successor Swingline Agent may reasonably request for the purposes of performing its functions as the Agent or, as the case may be, the Swingline Agent under this Agreement.

(e) Upon its resignation becoming effective, this Clause 18 shall continue to benefit the retiring Agent or, as the case may be, retiring Swingline Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent or, as the case may be, the Swingline Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

18.16 Banks

      The Agent or, as the case may be, the Swingline Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than five Business Days prior to the relevant payment.

18.17 Chinese wall

      In acting as Agent, Swingline Agent or Arranger, the agency and syndications division of each of the Agent, the Swingline Agent and the Arrangers shall be treated as a separate entity from its other divisions and departments. Any information acquired at any time by the Agent, the Swingline Agent or any Arranger otherwise than in the capacity of Agent, Swingline Agent or Arranger through its agency and syndications division (whether as financial advisor to any member of the Group or otherwise) may be treated as confidential by the Agent, Swingline Agent or Arranger and shall not be deemed to be information possessed by the Agent, Swingline Agent or Arranger in their capacity as such. Each Finance Party acknowledges that the Agent, the Swingline Agent and the Arrangers may, now or in the
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                                      74

     future, be in possession of, or provided with, information relating to the Obligors which has not or will not be provided to the other Finance Parties. Each Finance Party agrees that, except as expressly provided in this Agreement, neither the Agent, Swingline Agent nor any Arrangers will be under any obligation to provide, or under any liability for failure to provide, any such information.

19.  Fees

19.1 Commitment fee

(a) The Company shall pay to the Agent for distribution to each Bank pro rata to the proportion its:

     (i)   Tranche A Commitment bears to the Tranche A Total Commitments;

     (ii)  Tranche B Commitment bears to the Tranche B Total Commitments;

     (iii) Tranche C Commitment bears to the Tranche C Total Commitments;

     from time to time a commitment fee at the rate per annum specified in Clause 8.6(f) (Margin and commitment fee) above in relation to the Tranche concerned on any undrawn, uncancelled amount of the relevant Tranche A Commitment, Tranche B Commitment or Tranche C Commitment on each day.

(b) Commitment fee is calculated and accrues on a daily basis and is payable quarterly in arrear with the first payment due three months after the Signing Date. Accrued commitment fee is also payable to the Agent for the relevant Bank(s) on the cancelled amount of its Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, as the case may be, at the time the cancellation takes effect.

19.2 Agent's fee

     The Company shall pay to the Agent for its own account an agency fee in the amounts and on the dates agreed in the relevant Fee Letter.

19.3 Front-end fees

     The Company shall pay to the Agent for the Arrangers front-end fees in the amounts and on the dates specified in the relevant Fee Letter.

19.4 VAT

     Any fee referred to in this Clause 19 is exclusive of any United Kingdom value added tax. If any value added tax is so chargeable, it shall be paid by the Borrowers' Agent at the same time as it pays the relevant fee.
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                                      75
20.  Expenses

20.1 Initial and special costs

     The Company shall forthwith on demand pay the Agent, the Swingline Agent and the Arrangers the amount of all out-of-pocket costs and expenses (including but not limited to legal fees) reasonably incurred by any of them in connection with:

     (a)  the arranging, underwriting and primary syndication of the Facilities;

     (b)  the negotiation, preparation, printing and execution of:

          (i) this Agreement and any other documents referred to in this Agreement; and

          (ii) any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement;

     (c) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; and

     (d) any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

20.2 Enforcement costs

     The Company shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it:

     (a) in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

     (b) following notice to the Borrowers' Agent, in investigating any possible Default.

21.  Stamp Duties

     The Company shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration or similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document other than a Novation Certificate.

22.  Indemnities

22.1 Currency indemnity

(a) If a Finance Party receives an amount in respect of an Obligor's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable under the relevant Finance Document:
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                                      76

     (i) that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

     (ii) if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

     (iii) the Obligor shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2 Other indemnities

     The Company shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

     (a)   the occurrence of any Default;

     (b) the operation of Clauses 9.4 (Currency), 17.19 (Acceleration) or 28 (Pro Rata Sharing);

     (c) any payment of principal or an overdue amount being received from any source otherwise than, in the case of Tranche A Advances (except the Term-out Advance), Tranche B Advances or Swingline Advances, on its Maturity Date (and, for the purposes of this paragraph (c), the Maturity Date of an overdue amount is the last day of each Designated Term (as defined in Clause 8.4 (Default interest)) and, in the case of Tranche C Advances and Term-out Advances, on applicable Interest Dates;

     (d)   the occurrence of a change described in, and the operation of Clause
           11.4 (Change in circumstances) in relation to, an Optional Currency;
           or

     (e) (other than by reason of negligence or default by a Finance Party) an Advance not being effected after a Borrower has delivered a Request for that Advance.

     The Company's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance.

23.  Evidence and Calculations

23.1 Accounts

     Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.
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                                      77

23.2 Certificates and determinations

     Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3 Calculations

     Interest and the fee payable under Clause 19.1 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days, or, in the case of interest at the Swingline Rate and any interest payable on an amount denominated in Sterling, 365 days.

24.  Amendments and Waivers

24.1 Procedure

(a) Subject to Clause 24.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Borrowers' Agent, the Parent, the Majority Banks and the Agent. The Agent may effect, on behalf of the Majority Banks, an amendment to which they have agreed.

(b) The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

24.2 Exceptions

     An amendment or waiver which relates to:

     (a)  the definition of "Majority Banks" in Clause 1.1 (Definitions);

     (b) an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;

     (c)  an increase in a Bank's Commitment;

     (d) a change in the guarantee under Clause 14 (Guarantee) otherwise than in accordance with Clause 25.5 (Additional Guarantors) or Clause 14.9 (Removal of Guarantors);

     (e) the incorporation of Additional Borrowers otherwise than in accordance with Clause 25.4 (Additional Borrowers);

     (f) a term of a Finance Document which expressly requires the consent of each Bank; or

     (g)  Clause 28 (Pro Rata Sharing) or this Clause 24,

     may not be effected without the consent of each Bank.
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                                      78

24.3 Waivers and remedies cumulative

     The rights of each Party under the Finance Documents:

     (a)  may be exercised as often as necessary;

     (b)  are cumulative and not exclusive of its rights under the general law;
          and

     (c)  may be waived only in writing and specifically.

     Delay in exercising or non-exercise of any such right is not a waiver of that right.

25.  Changes to the Parties

25.1 Transfers by Obligors

     No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement except in accordance with Clause 7.6 (Changes to Borrowers).

25.2 Transfers by Banks

(a) A Bank (the "Existing Bank") may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement to another person (the "New Bank") provided that:

     (i) in the case of a partial assignment, transfer or novation of rights and/or obligations, a minimum amount of U.S.$10,000,000 in aggregate (or, if less, the Existing Bank's aggregate Commitments or Commitment under the relevant Tranche, as the case may be) (unless to an Affiliate or to a Bank or the Agent agrees otherwise) must be assigned, transferred or novated; and

     (ii) in the case of an assignment, transfer or novation by a Swingline Bank, a portion of that Swingline Bank's Swingline Commitment must also be assigned, transferred or novated to the extent necessary (if at all) to ensure that the Swingline Bank's Swingline Commitment does not exceed its Tranche B Commitment after the assignment, transfer or novation.

(b)  A transfer of obligations will be effective only if either:

     (i) the obligations are novated in accordance with Clause 25.3 (Procedure for novations); or

     (ii) the New Bank gives notice to the Borrowers' Agent and confirms to the Agent and the Borrowers' Agent that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent and the Borrowers' Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c) Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.
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                                      79

(d) On each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement after the end of the Primary Syndication Period (other than to an Affiliate), the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of U.S.$1,500.

(e)  An Existing Bank is not responsible to a New Bank for:

     (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

     (ii)  the collectability of amounts payable under any Finance Document; or

     (iii) the accuracy of any statements (whether written or oral) made in connection with any Finance Document.

(f) Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

     (i) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

     (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)  Nothing in any Finance Document obliges an Existing Bank to:

     (i) accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

     (ii) support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(h) Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

25.3 Procedure for novations

(a)  A novation is effected if:

     (i) the Existing Bank and the New Bank deliver to the Agent a duly completed certificate (a "Novation Certificate"), substantially in the form of Part I of Schedule 5, with such amendments as the Agent approves to achieve a substantially similar effect (which may be delivered by fax and confirmed by delivery of a hard copy original but the fax will be effective irrespective of whether confirmation is received); and

     (ii)  the Agent executes it (which the Agent shall promptly do).
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                                      80

(b) Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c) To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

     (i) the Existing Bank and the other Parties (the "existing Parties") will be released from their obligations to each other (the "discharged obligations");

     (ii) the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

     (iii) the rights of the Existing Bank against the existing Parties and vice versa (the "discharged rights") will be cancelled; and

     (iv) the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

(d) If the effective date of a novation is after the date a Request is received by the Agent but before the date the requested Advance is disbursed to the relevant Borrower, the Existing Bank shall be obliged to participate in that Advance in respect of its discharged obligations notwithstanding that novation, and the New Bank shall reimburse the Existing Bank for its participation in that Advance and all interest and fees thereon up to the date of reimbursement (in each case to the extent attributable to the discharged obligations) within three Business Days of the Drawdown Date of that Advance.

25.4 Additional Borrowers

(a) If the Parent wishes any of its wholly-owned Subsidiaries permitted by the definition of "Additional Borrower" to become an Additional Borrower, then it may deliver to the Agent the documents listed in Part II of Schedule 2.

(b) On delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Parent, the Subsidiary concerned will become an Additional Borrower. However, it may not submit a Request until the Agent confirms to the other Finance Parties and the Parent that it has received all the documents referred to in paragraph (a) above in form and substance satisfactory to it.

(c) Delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Parent, constitutes confirmation by that Subsidiary and the Parent that the representations and warranties set out in Clause 15 (Representations and Warranties) to be made by them on the date of the Borrower Accession Agreement are correct, as if made by them with reference to the facts and circumstances then existing.
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                                      81

25.5 Additional Guarantors

(a)  (i)   Subject to paragraph (b) below, a wholly owned Subsidiary of the
           Parent may become an Additional Guarantor by delivering to the Agent a Guarantor Accession Agreement, duly executed by that company.

     (ii) Upon execution and delivery of a Guarantor Accession Agreement, the relevant Subsidiary will become an Additional Guarantor.

     (iii) The Parent shall procure that, at the same time as a Guarantor Accession Agreement is delivered to the Agent, there is also delivered to the Agent all those other documents listed in Part III of Schedule 2, in each case in form and substance satisfactory to the Agent.

(b) The execution of a Guarantor Accession Agreement constitutes confirmation by the Subsidiary concerned that the representations and warranties set out in Clause 15 (Representations and Warranties) to be made by it on the date of the Guarantor Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

25.6 Reference Banks

     If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Borrowers' Agent) appoint another Bank or an Affiliate of a Bank which is not a Reference Bank to replace that Reference Bank.

25.7 Register

     The Agent shall keep a register of all the Parties including in the case of Banks the details of their Facility Office notified to the Agent from time to time, and shall supply any other Party (at that Party's expense) with a copy of the register on request.

26.  Disclosure of Information

     A Bank may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

     (a)  a copy of any Finance Document; and

     (b) any information which that Bank has acquired under or in connection with any Finance Document,

     provided that a Bank shall not disclose any such information to a person other than one of its Affiliates unless that person has provided to that Bank a confidentiality undertaking addressed to that Bank and the Borrowers' Agent substantially in the form of Schedule 6 or such other form as the Borrowers' Agent may approve.

27.  Set-off

     After an Event of Default which is continuing, a Finance Party may set off any matured obligation owed by an Obligor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

28.  Pro Rata Sharing

28.1 Redistribution

     If any amount owing by an Obligor under this Agreement to a Finance Party (the "recovering Finance Party") is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 9 (Payments) (a "recovery"), then:

     (a) the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

     (b) the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 9 (Payments);

     (c) subject to Clause 28.3 (Exception), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "redistribution") equal to the excess;

     (d) the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 9 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 9.7 (Partial payments); and

     (e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph
          (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

28.2 Reversal of redistribution

     If under Clause 28.1 (Redistribution):

     (a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

     (b) the recovering Finance Party has paid a redistribution in relation to that recovery,

     each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion
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                                      83

     of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 28.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

28.3 Exception

     A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 28.1(e) (Redistribution).

29.  Severability

     If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

     (a) the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

     (b) the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

30.  Counterparts

     This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

31.  Notices

31.1 Giving of notices

(a) All notices or other communications under or in connection with this Agreement shall be given in writing or by facsimile. Any such notice will be deemed to be given as follows:

     (i)  if in writing, when delivered; and

     (ii) if by facsimile, when received.

     However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place. Facsimile Requests are to be confirmed by the relevant Borrower in writing (but may be relied upon by the Agent and the Banks irrespective of receipt of such confirmation).

(b) Any Party may agree with any other Party to give and receive notices by telex in which case the notice will be deemed given when the correct answerback is received.

31.2  Addresses for notices

(a) The address and facsimile number of each Party (other than the Agent, the Swingline Agent and the Borrowers' Agent) for all notices under or in connection with this Agreement are:

     (i) that notified by that Party for this purpose to the Agent on or before it becomes a Party; or

     (ii) any other notified by that Party for this purpose to the Agent by not less than five Business Days' notice.

(b)  The address and facsimile numbers of the Agent are:


     HSBC Investment Bank plc
     Vintners Place
     68 Upper Thames Street
     London EC4V 3BJ

     Contact:    Syndicated Finance Execution and Agency

     Telephone:  +44 (0) 20 7336 9294

     Facsimile:  +44 (0) 20 7336 9293/9302

     or such other as the Agent may notify to the other Parties by not less than five Business Days' notice.

(c)  The address and facsimile numbers of the Swingline Agent are:


     HSBC Investment Bank plc
     Vintners Place
     68 Upper Thames Street
     London EC4V 3BJ

     Contact:    Syndicated Finance Execution and Agency

     Telephone:  + 44 (0) 20 7336 9294

     Facsimile:  + 44 (0) 20 7336 9293/9302

     With a copy to:

     HSBC Bank USA
     Special Lending Department
     26/th/ Floor
     One HSBC Centre
     Buffalo, NY 14203
     U.S.A.

     Contact:    Edward C. Huebert/Donna Riley

     Telephone:  + 1 716 841 7360/4178

     Facsimile:  + 1 716 841 0269/5683

     or such other as the Swingline Agent may notify to the other Parties by not less than five Business Days' notice.

(d)  The addresses and facsimile numbers of the Borrowers' Agent are:

     PowerGen US Holdings Limited
     53 New Broad Street
     London EC2M 1SL
     Telephone:  + 44 207 826 2846

     Facsimile:  + 44  207 826 2860

     or such other as the Borrowers' Agent may notify to the other Parties by not less than five Business Days' notice.

(e) The Agent shall, promptly upon request from any Party, give to that Party the address, telex number or facsimile number of any other Party applicable at the time for the purposes of this Clause.

32.   Language

       Any notice given and all other documents provided under or in connection with any Finance Document shall be in English.

33.   Governing Law

     This Agreement is governed by, and shall be construed in accordance with, English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

                                  SCHEDULE 1

                                    PART I

                             BANKS AND COMMITMENTS

                             Column 1              Column 2              Column 3
Bank                        Tranche A              Tranche B            Tranche C
                           Commitments            Commitments          Commitments
                              U.S.$                  U.S.$                U.S.$
Deutsche Bank AG             300,000,000           200,000,000           300,000,000
London
Dresdner Bank AG             300,000,000           200,000,000           300,000,000
London Branch
HSBC Bank plc                300,000,000           200,000,000           300,000,000
Morgan Guaranty              300,000,000           200,000,000           300,000,000
Trust Company of
New York
UBS AG                       300,000,000           200,000,000           300,000,000
                      ------------------    ------------------    ------------------
Total                 U.S.$1,500,000,000    U.S.$1,000,000,000    U.S.$1,500,000,000
                      ==================    ==================    ==================

                                    PART II

                  SWINGLINE BANKS AND SWINGLINE COMMITMENTS-


                   Swingline Bank                        Swingline Commitments
                                                                 U.S.$

Deutsche Bank AG London                                         80,000,000
Dresdner Bank AG London Branch                                  80,000,000
HSBC Bank plc                                                   80,000,000
Morgan Guaranty Trust Company of New York                       80,000,000
UBS AG                                                          80,000,000
                                                          ----------------
                                   Total                  U.S.$400,000,000
                                                          ================

                                  SCHEDULE 2


                        CONDITIONS PRECEDENT DOCUMENTS

                                    PART I

                   TO BE DELIVERED BEFORE THE FIRST ADVANCE


1.   All Obligors

     A copy of the memorandum and articles of association and certificate of incorporation (or equivalent constitutional documents) of each Obligor.

2.   Parent

(a) A copy of a resolution of a committee of the board of directors of the Parent (and a copy of the resolution of the board of directors constituting that committee):

     (i) approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute and, where applicable, deliver the Finance Documents to which it is a party;

     (ii) authorising a specified person or persons to execute and, where applicable, deliver the Finance Documents to which it is a party on its behalf; and

     (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents;

(b) a specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above;

(c) a certificate of a director of the Parent confirming that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on any Obligor to be exceeded; and

(d) a certificate of an Authorised Signatory of the Parent certifying that each copy document specified in Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

3.  Company

(a)  A copy of a resolution of the board of directors (or equivalent) of the
     Company:

     (i) approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute and, where applicable, deliver the Finance Documents to which it is a party;

     (ii) authorising a specified person or persons to execute and, where applicable, deliver the Finance Documents to which it is a party on its behalf; and

     (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in the case of the Company, Requests) to be signed and/or despatched by it under or in connection with the Finance Documents;

(b) a copy of a resolution, signed by all the holders of the issued or allotted shares in the Company approving the terms of, and the transactions contemplated by, the Finance Documents;

(c) a copy of a resolution of the board of directors of each corporate shareholder in the Company:

     (i) approving the terms of the resolution referred to in paragraph (b) above for the Company; and

     (ii) authorising a specified person or persons to sign the resolution on its behalf;

     and

(d) a specimen of the signature of each person authorised by the resolutions referred to in paragraphs (a) and (c) above.

4.   Legal opinion

(a)  A legal opinion of Allen & Overy in relation to English law.

(b) A legal opinion of U.S. advisers approved by the Agent in relation to the application of PUHCA to the Facilities.

5.   Merger Documents

(a) A copy of the executed Merger Agreement and any ancillary documents relating to the Merger Agreement.

(b) A copy of a resolution in a form previously approved by the Agent passed by the shareholders of the Parent approving the Merger.

(c) A certificate from two Directors of the Parent (or one Director and the secretary of the Parent) dated no earlier than five Business Days before the date of completion of the Merger to the effect that:

     (A) a specified indirect wholly owned Subsidiary of the Company incorporated in Kentucky is to merge with and into Libra to complete the Merger on a specified date; and

     (B) all conditions to the completion of the Merger, including all SEC and regulatory consents, have been, or will on the date specified in paragraph (A) above be, satisfied or waived in compliance with this Agreement.

(d) A copy of the circular to the shareholders of the Parent to be distributed in connection with the acquisition of Libra.

                                    PART II

                  TO BE DELIVERED BY AN ADDITIONAL BORROWER


1. A Borrower Accession Agreement, duly executed by the Additional Borrower and the Parent.

2. A copy of the memorandum and articles of association and certificate of incorporation of the Additional Borrower.

3.   A copy of a resolution of the board of directors of the Additional
     Borrower:

     (i) approving the terms of, and the transactions contemplated by, the Borrower Accession Agreement and resolving that it execute the Borrower Accession Agreement;

     (ii) authorising a specified person or persons to execute the Borrower Accession Agreement on its behalf; and

     (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including Requests) to be signed and/or despatched by it under or in connection with this Agreement.

4. A copy of any other authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Borrower Accession Agreement or for the validity and enforceability of any Finance Document.

5. A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.   The latest audited accounts of the Additional Borrower (if any).

7. A legal opinion of Allen & Overy, legal advisers to the Agent and, if applicable, other lawyers approved by the Agent in the place of incorporation of the Additional Borrower, addressed to the Finance Parties.

8. A certificate of an Authorised Signatory of the Additional Borrower certifying that each copy document specified in Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Borrower Accession Agreement.

                                   PART III

                  TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1. A Guarantor Accession Agreement, duly executed under seal by the Additional Guarantor.

2. A copy of the memorandum and articles of association and certificate of incorporation (or other equivalent constitutional documents) of the Additional Guarantor.

3.   A copy of a resolution of the board of directors of the Additional
     Guarantor:

     (i) approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement and resolving that it execute the Guarantor Accession Agreement as a deed;

     (ii) authorising a specified person or persons to execute the Guarantor Accession Agreement as a deed; and

     (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents to be signed and/or despatched by it under or in connection with this Agreement.

4. If the lawyers referred to in paragraph 10 below advise it to be necessary or desirable, a copy of a resolution, signed by all the holders of the issued or allotted shares in the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement.

5. A copy of a resolution of the Board of Directors of each corporate shareholder in the Additional Guarantor:

     (i) approving the terms of the resolution referred to in paragraph 4 above; and

     (ii) authorising a specified person or persons to sign the resolution on its behalf.

6. A certificate of a director of the Additional Guarantor certifying that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on it to be exceeded.

7. A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Guarantor Accession Agreement or for the validity and enforceability of any Finance Document.

8. A specimen of the signature of each person authorised by the resolutions referred to in paragraphs 3 and 5 above.

9.   A copy of the latest audited accounts of the Additional Guarantor.

10. A legal opinion of Allen & Overy, legal advisers to the Agent, and, if applicable, other lawyers approved by the Agent in the place of incorporation of the Additional Guarantor addressed to the Finance Parties.

11. A certificate of an Authorised Signatory of the Additional Guarantor certifying that each copy document specified in Part III of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantor Accession Agreement.

                                  SCHEDULE 3


                       CALCULATION OF THE MANDATORY COST

1. The Mandatory Cost for an Advance (other than a Swingline Advance) is an addition to the interest rate to compensate Banks for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions).

2. On the first day of each Term or, as the case may be, each Interest Period for an Advance (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Mandatory Cost Rate") for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks' Mandatory Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance) and will be expressed as a percentage rate per annum.

3. The Mandatory Cost Rate for any Bank lending from a Facility Office in the UK will be calculated by the Agent as follows:

     (a) in relation to a Sterling Advance:

               AB + C(B - D) + E x 0.01
               ------------------------per cent. per annum
                    100 - (A + C)

     (b) in relation to an Advance in any currency other than sterling:

               E x 0.01
               --------per cent. per annum.
                 300

     Where:

     A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

     B is the percentage rate of interest (excluding the Margin and the Mandatory Cost) payable on the Advance for the relevant Term or Interest Period (as applicable) of the Advance.

     C is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

     D is the percentage rate per annum payable by the Bank of England to that Bank on interest bearing Special Deposits.

     E is the rate of charge payable by that Bank to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per (Pounds)1,000,000 of the Fee Base of that Bank.

4.   For the purposes of this Schedule:

     "Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

     "Fees Regulations" means the Banking Supervision (Fees) Regulations 1999 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

     "Fee Base" has the meaning given to it, and will be calculated in accordance with, the Fees Regulations.

5. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6. In addition to any notification required under Clause 8.2(c) (Interest rate for all Advances), each Bank shall supply any information required by the Agent for the purpose of calculating its Mandatory Cost Rate. In particular, but without limitation, each Bank shall supply the following information in writing on or prior to the date on which it becomes a Bank:

     (a) its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

     (b) any other information that the Agent may reasonably require for such purpose.

     Each Bank shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

7. The percentages or rates of charge of each Bank for the purpose of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

8. The Agent shall have no liability to any person if such determination results in a Mandatory Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank pursuant to paragraph 6 above is true and correct in all respects.

9. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Mandatory Cost Rate for each Bank based on the information provided by each Bank pursuant to paragraph 6 above.

10. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, a Mandatory Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

11. The Agent may from time to time, after consultation with the Borrowers' Agent and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

                                  SCHEDULE 4

                                FORM OF REQUEST

To:   [       ] as [Agent/Swingline Agent*]

From: [BORROWER]
                                                           Date: [             ]

  PowerGen US Holdings Limited - U.S.$4,000,000,000 Term and Revolving Credit
                                   Agreement
                       dated [          ] February, 2000

1. We wish to utilise Tranche A* and/or*/Tranche B* and/or Tranche C* and/or the Swingline Facility* by way of Advances* and/or Swingline Advances* as follows:

     (a)  Drawdown Date:                   Tranche A:           [_______]*
                                           Tranche B:           [_______]*
                                           Tranche C:           [_______]*

                                           Swingline Facility:  [_______]*

     (b)  Requested Amount (including currency
          in the case of Tranche B):       Tranche A:           [_______]*
                                           Tranche B:           [_______]*
                                           Tranche C:           [_______]*
                                           Swingline Facility:  [_______]*


     (c)  Interest Period:                 Tranche A:           [_______]*
          Term/*/                          Tranche B:           [_______]*
                                           Tranche C:           [_______]*
                                           Swingline Facility:  [_______]*

     (d)  Purpose:                         Tranche A:           [_______]*
                                           Tranche B:           [_______]*
                                           Tranche C:           [_______]*
                                           Swingline Facility:  [_______]*

     (e)  Payment Instructions:            Tranche A:           [_______]*
                                           Tranche B:           [_______]*
                                           Tranche C:           [_______]*
                                           Swingline Facility:  [_______]*

     (f)  Initial Interest Period:         Tranche A:           [_______]*
          (for Term-out Advances only)*

     (g)  Maturity Date                    Tranche A:           30 months after
          (for Term-out Advances only)*                         the Signing Date


_______________
*   Delete as appropriate.

2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request and this Advance would not cause any borrowing limit binding on us to be exceeded.


By:

[BORROWER]
Authorised Signatory

                                  SCHEDULE 5

                         FORMS OF ACCESSION DOCUMENTS

                                    PART I

                             NOVATION CERTIFICATE

To:  [                              ] as Agent

From:  [THE EXISTING BANK] and [THE NEW BANK]            Date: [         ]


  PowerGen US Holdings Limited - U.S.$4,000,000,000 Term and Revolving Credit
                  Agreement dated [          ] February, 2000

We refer to Clause 25.3 (Procedure for novations).

1.   We [           ] (the "Existing Bank") and [           ] (the "New Bank")
     agree to the Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 25.3 (Procedure for novations).

2. The specified date for the purposes of Clause 25.3(c) (Procedure for novations) is [date of novation].

3. The Facility Office and address for notices of the New Bank for the purposes of Clause 31.2 (Addresses for notices) are set out in the Schedule.

4.   This Novation Certificate is governed by English law.

                                 THE SCHEDULE

                     Rights and obligations to be novated

[Details of the rights and obligations of the Existing Bank to be novated].


[New Bank]

[Facility Office               Address for notices]

[Existing Bank]                [New Bank]                       [             ]

By:                            By:                              By:

Date:                          Date:                            Date:

                                    PART II

                         BORROWER ACCESSION AGREEMENT

To:    [      ] as Agent

From:  [PROPOSED BORROWER] and Powergen US Holdings Limited

                                                                          [Date]

  PowerGen US Holdings Limited - U.S.$4,000,000,000 Term and Revolving Credit
                                Agreement dated
                 [  ] February, 2000 (the "Credit Agreement")

We refer to Clause 25.4 (Additional Borrowers).

[Name of company] of [Registered Office] (Registered no. [ ]) (the "Proposed Borrower") agrees to become an Additional Borrower and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 25.4 (Additional Borrowers).

The address for notices of the Proposed Borrower for the purposes of Clause 31.2 (Addresses for notices) is:

[
                             ]

This Agreement is governed by English law.

By:

[PROPOSED BORROWER]
Authorised Signatory

By:

POWERGEN plc
Authorised Signatory

                                   PART III

                         GUARANTOR ACCESSION AGREEMENT

To:   [      ] as Agent

From: [PROPOSED GUARANTOR]

                                                       Date: [       ]

  PowerGen US Holdings Limited - U.S.$4,000,000,000 Term and Revolving Credit
                                Agreement dated
                  [   ] February, 2000 (the "Credit Agreement")

We refer to Clause 25.5 (Additional Guarantors).

We, [name of company] of [Registered Office] (Registered no. [   ]) agree to
become an Additional Guarantor and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 25.5 (Additional Guarantors).

Our address for notices for the purposes of Clause 31.2 (Addresses for notices) is:

[

                         ]

This Deed is governed by English law.

Executed as a deed by   )  Director
[PROPOSED GUARANTOR]    )
acting by               )  Director/Secretary
and                     )

                                    PART IV

                      FORM OF BORROWER NOVATION AGREEMENT

A NOVATION AGREEMENT dated [               ]

BETWEEN:

(1)  [      ] (the "Existing Borrower");

(2)  [      ] (the "Substitute Borrower");

(3)  POWERGEN plc (the "Parent");

(4)  [        ] on behalf of itself and each Obligor (as defined in the Credit
     Agreement referred to below) other than the Parent (the "Borrowers' Agent"); and

(5)  [    ] as agent (the "Agent") on behalf of itself and the Banks
     (as defined in the Agreement referred to below),

and is supplemental to the Term and Revolving Credit Agreement dated [   ], 2000
and made between, among others, the Borrowers' Agent, [   ] as Agent and the
financial institutions listed in Schedule 1 thereto (the "Credit Agreement").

IT IS AGREED:

1.   Novation

     In consideration of a payment made by the Existing Borrower to the Substitute Borrower and the release of the Existing Borrower from its obligations and liabilities (actual or contingent) specified in the schedule hereto under the Credit Agreement the Substitute Borrower hereby undertakes to observe and perform all the obligations and liabilities (actual or contingent) of the Existing Borrower under the Credit Agreement in respect of the Advances specified in the Schedule.

2.   Integration

     This Novation Agreement shall be read as one with the Credit Agreement so that any reference therein to "this Agreement", "hereunder" and similar shall include and be deemed to include this Novation Agreement.

3.   Continuing liability

     The Parent and the Borrowers' Agent (on behalf of itself and each other Guarantor) acknowledges and confirms that the Guarantors' obligations under Clause 14 (Guarantee) of the Credit Agreement apply to the obligations and liabilities assumed by the Substitute Borrower hereunder.

4.   Governing law

     This Agreement shall be governed by, and construed in accordance with, the laws of England.

                                   SCHEDULE

     [

                         ]

IN WITNESS whereof the parties hereto have caused this Novation Agreement to be duly executed on the date first written above.


 .........................................
For and on behalf of
[The Existing Borrower]


 .........................................
For and on behalf of
[The Substitute Borrower]


 .........................................
For and on behalf of the Parent


 .........................................
For and on behalf of each other
Guarantor, each Borrower and the
Borrowers' Agent


 .........................................
For and on behalf of each
Bank and the Agent

                                  SCHEDULE 6

                      FORM OF CONFIDENTIALITY UNDERTAKING


To:  [Bank]
     PowerGen US Holdings Limited

Dear Sirs,

We refer to the U.S.$4,000,000,000 Credit Agreement dated [ ] February, 2000 (the "Credit Agreement") between, among others, PowerGen US Holdings Limited and HSBC Investment Bank plc as Agent.

This is a confidentiality undertaking referred to in Clause 26 (Disclosure of Information) of the Credit Agreement. A term defined in the Credit Agreement has the same meaning in this undertaking.

We are considering entering into contractual relations with [insert name of Bank] (the "Bank") and understand that it is a condition of our receiving information about the PowerGen plc Group and its related companies and any Finance Document and/or any information under or in connection with any Finance Document (the "Information") that we execute this undertaking.

We undertake to treat as confidential any Information and to use the Information solely for the purposes of determining whether or not to enter into contractual relations and to keep any Information under secured and controlled conditions. We will not disclose any of the Information to any third party (other than our directors, officers, employees or outside advisors, who shall be advised of and agree to those confidentiality obligations) without the prior written consent of the Borrowers' Agent.

The foregoing undertakings do not apply to any Information that is publicly available when provided or that thereafter becomes publicly available other than through a breach by us of the above undertakings, or that is required to be disclosed by us by judicial or administrative process in connection with any action, suit, proceedings or claim or in order to comply with a request from any fiscal, monetary or other authority with which we are accustomed to comply or otherwise by applicable law. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by us from any source other than the Bank or from you (or its or your directors, officers, employees or outside advisors), provided that such source has not entered into a confidentiality agreement with you with respect to the Information.

Yours faithfully,

                                  SCHEDULE 7

                        APPROVED INVESTMENT GUIDELINES


Permitted Investment Instruments

Money market or bank deposits
Certificates of deposit
Sterling commercial paper
Gilt edged securities
Euro and U.S. commercial paper
US Treasuries
Money Market funds

Maturities

Less than one year remaining to maturity.

Credit Quality Criteria

In the case of commercial paper, at least A1/P1 short term credit rating from S&P / Moody's; and

In all other cases, A/A2 or better long term credit rating from S&P / Moody's.

                                  SCHEDULE 8

                        LIBRA FOREIGN UTILITY COMPANIES

LG&E Power International Inc.
LG&E Centro, S.A.
Invergas, S.A.
LG&E Power Argentina I
LG&E Power Argentina II
LG&E Power Argentina III
LG&E Power Spain Inc.
Inversora de Gas del Centro S.A.
Inversora de Gas Cuyana S.A.
Distribuidora de Gas del Centro S.A.
Distribuidora de Gas Cuyana S.A.
K.W. Tarifa, S.A.
Gas Natural Ban, S.A.*

*  owned indirectly through Invergas SA

                                  SIGNATORIES

Original Borrowers and Original Guarantors

POWERGEN US HOLDINGS LIMITED

By:         PATRICK BOURKE

POWERGEN plc


By:         P C F HICKSON

Arrangers:

DEUTSCHE BANK AG LONDON

By:        SEAN MALONE        MICHAEL STARMER-SMITH


DRESDNER KLEINWORT BENSON


By:        C D A MORGAN       EDMOND ROBINSON


HSBC INVESTMENT BANK plc


By:        EDWARD FLANDERS


J.P MORGAN SECURITIES LTD.


By:        C D A MORGAN (as Attorney)


WARBURG DILLON READ (a division of UBS AG)


By:        VALERIO FORTE      D SHAW

Banks

DEUTSCHE BANK AG LONDON


By:        SEAN MALONE        MICHAEL STARMER-SMITH


DRESDNER BANK AG LONDON BRANCH


By:         C D A MORGAN    EDMOND ROBINSON


HSBC BANK plc


By:        DAVID PHILLIPS


MORGAN GUARANTY TRUST COMPANY OF NEW YORK


By:        C D A MORGAN (as Attorney)


UBS AG


By:         VALERIO FORTE     D SHAW


Agent and Swingline Agent

HSBC INVESTMENT BANK plc


By:         D STENT